Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WILDEBEEST INTERMEDIATE, LLC,

WILDEBEEST-2 MERGER SUB, INC.,

GOVDELIVERY HOLDINGS, INC.,

ACTUA HOLDINGS, INC.,

and

THE EQUITYHOLDERS’ REPRESENTATIVE

Dated as of September 20, 2016

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Section 5.	Representations and Warranties of the Company	23
(a)	Organization; Capitalization	24
(b)	Authorization of the Transaction	24
(c)	Noncontravention	25
(d)	Brokers’ Fees	25
(e)	Subsidiaries and Investments	25
(f)	Financial Statements	26
(g)	Absence of Certain Developments	26
(h)	Absence of Undisclosed Liabilities	29
(i)	Legal Compliance	29
(j)	Assets and Properties	29
(k)	Real Property	29
(l)	Tax Matters	30
(m)	Intellectual Property	31
(n)	Contracts and Commitments	34
(o)	Government Contracts	36
(p)	Insurance	36
(q)	Litigation	36
(r)	Employees	37
(s)	Employee Benefits	38
(t)	Customers, Suppliers and Resellers	39
(u)	Affiliate Interests	41
(v)	Governmental Permits	41
(w)	Product Warranty	41
(x)	Environmental Matters	41
(y)	Sanctions, Import and Export Controls	42
(z)	Anti-Corruption	42

Section 6.	Representations and Warranties of Parent and Merger Sub	43
(a)	Organization	43
(b)	Authorization of the Transaction	43
(c)	Noncontravention	43
(d)	Brokers’ Fees	44
(e)	Financing	44
(f)	Merger Sub	45

Section 7.	Termination	45
(a)	Termination	45
(b)	Effect of Termination	46
(c)	Waiver of Rights	46

Section 8.	Indemnification	46
(a)	Survival	46
(b)	Indemnification	47

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Section 9.	Additional Agreements	51
(a)	Press Releases	51
(b)	Transaction Expenses	52
(c)	Tax Matters	52
(d)	[Intentionally Omitted]	58
(e)	Confidentiality	58
(f)	Release	59
(g)	Further Assurances	59
(h)	Specific Performance	59
(i)	Equityholders’ Representative	60
(j)	Termination of Certain Contracts	62
(k)	Transfer Taxes	62

Section 10.	Miscellaneous	62
(a)	No Third Party Beneficiaries; No Recourse	62
(b)	Entire Agreement	62
(c)	Successors and Assigns	62
(d)	Counterparts	63
(e)	Headings	63
(f)	Notices	63
(g)	Governing Law	64
(h)	Consent to Jurisdiction; Waiver of Jury Trial	64
(i)	Amendments and Waivers	65
(j)	Incorporation of Appendices, Exhibits and Schedules	65
(k)	Cumulative Remedies	65
(l)	Construction	65
(m)	Severability of Provisions	66
(n)	No Additional Representations	66
(o)	Waiver of Conflicts; Privilege	67

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Transmittal Letter
Exhibit D	Form of Option Cancellation Agreement
Exhibit E	Form of Non-Solicitation Agreement
Exhibit F	Form of Non-Competition Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Paying Agent Agreement
Exhibit I	Allocation Methodology
Exhibit J	336(e) Adjustment Methodology and Sample Calculation
Exhibit K	Form of Representative Side Letter
Exhibit L	Form of Form 8-K
Exhibit M	Distribution Waterfall

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 20, 2016, by and among Wildebeest Intermediate, LLC, a Delaware limited liability company (“Parent”), Wildebeest-2 Merger Sub, Inc., a Delaware corporation (“Merger Sub”), GovDelivery Holdings, Inc., a Delaware corporation (the “Company”), and Actua USA Corporation, a Delaware corporation, solely in its capacity as the Equityholders’ Representative (as defined below) and, solely for purposes of Section 9(c)(viii), Actua Holdings, Inc., a Delaware corporation (“Seller”). Parent, Merger Sub, the Company, the Equityholders and the Equityholders’ Representative are referred to sometimes individually as a “Party” and, collectively herein as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Appendix A attached hereto.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has unanimously (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the holders of Company Capital Stock (as defined below) (all such holders of Company Capital Stock collectively, the “Stockholders” and together with the Optionholders (as defined below), the “Equityholders”));

WHEREAS, the board of directors of Merger Sub has declared the advisability of this Agreement and approved and adopted this Agreement;

WHEREAS, Parent has approved and adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, each of the Company Board and the board of directors of Merger Sub has approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporations Law (as amended, the “DGCL”), whereby each issued and outstanding share of series AA preferred stock, par value $0.001 per share (the “Series AA Preferred Stock”), and each issued and outstanding share of common stock, par value $0.001 per share (the “Common Stock” and, together with the Series AA Preferred Stock, the “Company Capital Stock”), of the Company (other than the Series AA Preferred Stock and the Common Stock to be canceled pursuant to Section 1(f)(vi) and Dissenting Shares) shall be converted into the right to receive a portion of the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class or series of Company Capital Stock as set forth in the Company’s Fourth Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on April 28, 2015 (the “Charter”);

WHEREAS, immediately after execution of this Agreement, Stockholders holding in excess of ninety percent (90%) of the issued and outstanding shares of Company Capital Stock (on an as-converted basis) shall execute and deliver, in accordance with Section 228 of the DGCL, a written consent approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”), adopting this Agreement, and a Joinder Agreement, substantially in the form of Exhibit A (the “Joinder Agreement”), providing for certain agreements, undertakings, representations, warranties, releases and waivers, and it is anticipated that, within 24 hours following the execution and delivery of this Agreement by the Company, each of those Stockholders will deliver a Written Consent and Joinder Agreement, which are integral to the transactions contemplated hereby, and it is acknowledged and agreed that Parent and Merger Sub would not consummate the transactions contemplated hereby absent the execution and delivery of the Written Consent and Joinder Agreement being in full force and effect and valid, binding and enforceable against the holders of Company Capital Stock;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement; and

WHEREAS, the Equityholders’ Representative desires to serve as a representative for the Equityholders on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

Section 1. Merger.

(a) The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

(b) The Closing and the Effective Time. The closing of the Merger (the “Closing”) will take place at the offices of Kirkland & Ellis LLP in San Francisco, California, one Business Day following the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions to the Closing set forth in Sections 2 and 3 (other than the conditions that must be satisfied (or waived by the party entitled to the benefit thereof) at the Closing); provided, however, that, subject to the immediately following sentence, the Closing shall not occur prior to the thirtieth (30th) day following the date on which this Agreement is executed without Parent’s written consent, unless another time or place is mutually agreed upon in writing by Parent and the Company. Notwithstanding the immediately preceding sentence, in the event the Closing has not occurred on or prior to October 28, 2016 (the “Target Date”), the Closing shall occur one (1) Business Day following the satisfaction (or waiver by the Party entitled to the benefit thereof) at any time subsequent to the Target Date of the conditions to Closing set forth in Sections 2 and 3 (other than the conditions that must be satisfied (or waived by the party entitled to the benefit thereof) at the Closing). The date upon which the Closing occurs shall be referred to herein as the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Delaware, as required by and executed in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d) Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable laws.

(e) Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(f) Effect of the Merger on the Company Capital Stock.

(i) At the Effective Time, by virtue of the Merger, each share of Series AA Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled, extinguished and converted into, and represent only the right to receive, subject to the terms and conditions set forth in this Agreement, the Joinder Agreement and the Escrow Agreement, including the indemnification provisions set forth in Section 8, the Series AA Per Share Merger Consideration in the form of (A) cash in an amount equal to the Closing Series AA Per Share Merger Consideration and (B) the right to receive cash in an amount equal to the Pro Rata Share attributable to such share of (x) any amounts released from the Escrow Fund and/or the Reserve Account and (y) any positive Merger Consideration Adjustment Amount.

(ii) At the Effective Time, by virtue of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled, extinguished and converted into and represent only the right to receive, subject to the terms and conditions set forth in this Agreement, the Joinder Agreement and the Escrow Agreement, including the indemnification provisions set forth in Section 8, the Common Per Share Merger Consideration in the form of

(A) cash in an amount equal to the Closing Common Per Share Merger Consideration and (B) the right to receive cash in an amount equal to the Pro Rata Share attributable to such share of (x) any amounts released from the Escrow Fund and/or the Reserve Account and (y) any positive Merger Consideration Adjustment Amount.

(iii) All shares of Company Capital Stock, when canceled, extinguished and converted pursuant to this Section 1(f) shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for herein.

(iv) At the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds the following:

(A) all Repaid Indebtedness and Transaction Expenses, as set forth on Schedules 1(i)(i) and 1(i)(ii), respectively, which such schedules shall be delivered by the Company to Parent no later than two (2) Business Days prior to the Closing Date;

(B) to the Equityholders’ Representative an amount equal to the Reserve Amount for deposit into a bank account (the “Reserve Account”) in accordance with the instructions set forth in the Distribution Waterfall, to be held and released in accordance with Section 9(i);

(C) the Indemnity Escrow Amount to the Escrow Agent to be held as a trust fund and released in accordance with the terms of the Escrow Agreement (the “Indemnity Escrow Fund”);

(D) the Working Capital Escrow Amount to the Escrow Agent to be held as a trust fund and released in accordance with the terms of the Escrow Agreement (the “Working Capital Escrow Fund” and, together with the Indemnity Escrow Fund, the “Escrow Fund”);

(E) the Initial Merger Consideration (less any portion thereof (x) payable in respect of In-the-Money Options pursuant to Section 1(h) or (y) applicable to Dissenting Shares) to the Paying Agent for further distribution to the Stockholders in accordance with Section 1(g) and as set forth in the Distribution Waterfall (the “Payment Fund”);

(F) that portion of the Initial Merger Consideration payable to the Optionholders pursuant to Section 1(h) to the Surviving Corporation for further distribution to the Optionholders in accordance with Section 1(h) and as set forth in the Distribution Waterfall, in order that such payments be effected through the Surviving Corporation’s payroll payment system (in each case, subject to applicable withholding Taxes), if applicable; and

(G) the aggregate amount of Non-Participating Payments payable to the Non-Participating Optionholders pursuant to Section 1(h) to the Surviving Corporation for further distribution to the Non-Participating Optionholders in accordance with Section 1(h), in order that such payments be effected through the Surviving Corporation’s payroll payment system (in each case, subject to applicable withholding Taxes), if applicable.

(v) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such stock shall continue to evidence ownership of such stock of the Surviving Corporation.

(vi) Cancellation of Treasury Shares. At the Effective Time, by virtue of the Merger, any Company Capital Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(vii) Withholding. Notwithstanding any other provision in this Agreement, Parent, the Company and its Subsidiaries, as applicable, shall have the right to deduct and withhold any Taxes as it is required to deduct and withhold under applicable law from any payments to be made hereunder; provided that, except with respect to payments in the nature of compensation to be made to employees or former employees, Parent shall consult with the Equityholders’ Representative in good faith prior to withholding any amounts payable to any Equityholder hereunder. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Equityholder or any other recipient of payment in respect of which such deduction and withholding was made.

(viii) Treatment of Amounts in Escrow. Each Equityholder shall be deemed to have contributed an amount equal to the amount of such Equityholder’s Pro Rata Share of (A) the Escrow Amount to the Escrow Fund and (B) the Reserve Amount to the Reserve Account (in each case, as set forth in the Distribution Waterfall).

(g) Paying Agent.

(i) Continental Stock Transfer & Trust Company, a New York corporation, shall act as exchange and paying agent, registrar and transfer agent (in such capacity, the “Paying Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Company Capital Stock (“Certificates”) for the aggregate Series AA Per Share Merger Consideration or Common Per Share Merger Consideration, as applicable. At the Effective Time, Parent or Merger Sub shall deposit, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the Stockholders, cash in an aggregate amount equal to the Payment Fund, which deposit shall be used solely and exclusively for purposes of paying the Series AA Per Share Merger Consideration and Common Per Share Merger Consideration, as applicable, and shall not be used to satisfy any other obligations of the Surviving Corporation. The Paying Agent shall, pursuant to instructions provided by Parent and the Company, make the payments provided for in this Section 1(g) out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall remain the property of the Surviving Corporation).

(ii) No later than two (2) Business Days following the Effective Time, the Paying Agent shall provide to each record holder of Certificates that immediately prior to the Effective Time represented Company Capital Stock (A) a notice of the effectiveness of the Merger, (B) a letter of transmittal, substantially in the form of Exhibit C attached hereto (“Transmittal Letter”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, (C) a Joinder Agreement, and (D) instructions for use in surrendering such Certificates and receiving the Series AA Per Share Merger Consideration or Common Per Share Merger Consideration, as applicable, in respect thereof. In addition, the form of Transmittal Letter will require the delivering holder to represent that (x) such delivering holder has good title to such Certificate(s), (y) such delivering holder has all necessary power and authority to execute and deliver such Transmittal Letter and to perform its obligations in connection therewith, and (z) such delivering holder agrees to the terms of this Agreement.

(iii) Upon surrender to the Paying Agent of a Certificate, together with such Transmittal Letter and a Joinder Agreement, in each case duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, promptly after such surrender, in exchange therefor, (A) cash in an amount equal to the Closing Series AA Per Share Merger Consideration or Closing Common Per Share Merger Consideration, which amount(s) shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such holder and (B) the right to receive such holder’s Pro Rata Share of (x) any amounts released from the Escrow Fund and/or the Reserve Account and (y) any positive Merger Consideration Adjustment Amount. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other Taxes required by reason of such delivery to a Person other than the registered holder of the Certificate, or that such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1(g), each Certificate (other than those representing Company Capital Stock to be canceled pursuant to Section 1(f)(vi)) shall represent, for all purposes, only the right to receive the Series AA Per Share Merger Consideration or Common Per Share Merger Consideration, as applicable, in respect of the Company Capital Stock formerly evidenced by such Certificate (which includes any portion of the Merger Consideration that is released from the Escrow Fund and/or the Reserve Account), without any interest or dividends thereon.

(iv) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Capital Stock formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Company Capital Stock that was outstanding immediately prior to the Effective Time.

(v) Neither Parent nor the Surviving Corporation shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered or transferred by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Series AA Per Share Merger Consideration or Common Per Share Merger Consideration, as applicable, dividends (whether in cash, stock or property) or other distributions with respect to Company Capital Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(vi) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the providing of an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Treatment of Options and Non-Participating Options.

(i) For purposes of this Agreement, the term “Option” means each outstanding unexercised option or similar entitlement (including convertible notes or other similar debt instruments) to purchase shares of Company Capital Stock, whether or not then vested or fully exercisable, granted prior to January 1, 2016 to any current or former employee or director of the Company or any other Person (each such Person, an “Optionholder” and collectively, the “Optionholders”), whether under any stock option plan or otherwise (collectively, the “Stock Plans”).

(ii) On and subject to the terms and conditions of this Agreement, the Company shall have taken all actions necessary so that at the Effective Time, (A) each Option held by an Optionholder immediately before the Effective Time shall become fully vested, (B) all Stock Plans and all Options shall be terminated and cancelled, in each case in accordance with and pursuant to the terms of the Stock Plans or other agreements under which such Options were granted to cause the Stock Plans to be terminated, including but not limited to obtaining any necessary consents from Optionholders, and (C) upon such cancellation, each Optionholder who holds an In-the-Money Option shall be entitled to receive from the Company, in settlement thereof, subject to Section 1(h)(vi), the Option Per Share Merger Consideration in the form of (1) cash in an amount equal to the Closing Option Per Share Merger Consideration and (2) the right to receive cash in an amount equal to such Optionholder’s Pro Rata Share of (x) any amounts released from the Escrow Fund and/or the Reserve Account and (y) any positive Merger Consideration Adjustment Amount.

(iii) The Option Per Share Merger Consideration, which shall in all events be paid in a manner that is exempt from or compliant with Section 409A of the Code, shall be subject to all applicable withholding of Taxes and shall be paid by the Surviving Corporation to the applicable Optionholders, without interest, upon receipt (on or after Closing) of a duly executed consent and agreement in substantially the form attached hereto as Exhibit D (an “Option Cancellation Agreement”) with respect to each In-the-Money Option.

(iv) For purposes of this Agreement, the term “Non-Participating Option” means each outstanding unexercised option or similar entitlement to purchase shares of Company Capital Stock, whether or not then vested or fully exercisable, granted on or after January 1, 2016 to any current employee or director of the Company or any other Person (each such Person, a “Non-Participating Optionholder” and, collectively, the “Non-Participating Optionholders”) under the GovDelivery Holdings, Inc. 2010 Equity Compensation Plan (the “2010 Equity Plan”).

(v) On and subject to the terms and conditions of this Agreement, the Company shall have taken all actions necessary so that at the Effective Time, (A) each Non-Participating Option held by a Non-Participating Optionholder immediately before the Effective Time shall become fully vested, (B) all Non-Participating Options shall be terminated and cancelled in accordance with the 2010 Equity Plan, including Section 11(b)(iii) thereof, without the need for any such Non-Participating Optionholder’s consent, and (C) upon such cancellation, each Non-Participating Optionholder who holds a Non-Participating Option shall be entitled to receive from the Company, in settlement thereof, subject to Section 1(h)(vi), cash in an amount equal to no less than the consideration such Non-Participating Optionholder would have received had the Non-Participating Optionholder exercised such Non-Participating Option (assuming for the purposes of this Section 1(h)(v) only, that all amounts held in the Escrow Fund and the Reserve Account were, in fact, released), less the exercise price applicable to such Non-Participating Option (each such payment, a “Non-Participating Payment”).

(vi) The Surviving Corporation shall deduct and withhold from all consideration otherwise payable or deliverable to any Optionholder and/or Non-Participating Optionholder, as applicable, pursuant to this Section 1(h) such amounts as it determines in good faith are required to deduct and withhold with respect to the making of the payments pursuant to this Section 1(h) under any applicable provision of U.S. or non-U.S. federal, state, provincial or local Tax law, and such amounts shall, to the extent permitted by applicable law (but only to the extent that such amounts are paid over to the appropriate Governmental Authority), be treated for all purposes of this Agreement as having been paid to the Optionholder and/or Non-Participating Optionholder, as applicable, in respect of which the Surviving Corporation made such deduction and withholding. Without limiting the generality of the foregoing, effective as of the Closing, any and all rights of each Optionholder (and any and all Liabilities of the Surviving Corporation to each Optionholder other than with respect to withholding of Taxes and reporting with respect thereto) with respect to the Options shall terminate in all respects, except as expressly set forth herein with respect to the payment of a portion of the Option Per Share Merger Consideration. Additionally, without limiting the generality of the foregoing, effective as of the Closing, any and all rights of each Non-Participating Optionholder (and any and all Liabilities of the Surviving Corporation to each Non-Participating Optionholder other than with respect to withholding of Taxes and reporting with respect thereto) with respect to the Non-Participating Options shall terminate in all respects, except as expressly set forth herein with respect to the Non-Participating Payment, and, for the avoidance of doubt, no Non-Participating Option shall be entitled to receive any additional consideration with respect to any amounts released from the Escrow Fund, the Reserve Account and/or any positive Merger Consideration Adjustment Amount.

(i) Repaid Indebtedness; Transaction Expenses.

(i) The Parties hereto agree that, upon the Closing, the Indebtedness of the Company set forth on the attached Schedule 1(i)(i) (the “Repaid Indebtedness”) shall be fully repaid by Parent on behalf of the Company in accordance with this Section 1(i)(i). In order to facilitate such repayment, no less than three (3) Business Days prior to the Closing, the Company shall obtain payoff letters for the Repaid Indebtedness (together with all related documents and instruments, the “Payoff Documents”), which Payoff Documents shall be in a form reasonably satisfactory to Parent and shall indicate that such lenders have agreed to, if applicable, upon receipt of the amounts indicated in such Payoff Documents, promptly release all Liens relating to the assets and properties of the Company and return all possessory and original collateral.

(ii) In addition, it is contemplated by the Parties that, upon the Closing, all of the Transaction Expenses will be fully paid. In order to facilitate such payment, no less than two (2) Business Days prior to the Closing, the Company shall provide and attach hereto as Schedule 1(i)(ii) a statement of Transaction Expenses in a form reasonably satisfactory to Parent. Subject to the satisfaction of the Company’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make payment of the Transaction Expenses by wire transfer of immediately available funds on the Closing Date in order to discharge the amounts payable thereunder. The Company shall obtain wire transfer instructions for the satisfaction of the Transaction Expenses no less than two (2) Business Days prior to the Closing.

(j) Adjustment of the Merger Consideration.

(i) Capitalization. In the event that, at the Effective Time, the actual number of shares of Company Capital Stock outstanding and/or the actual number of shares of Company Capital Stock issuable upon the exercise of Options, or similar agreements or upon conversion of securities (including as a result of any stock split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock) or recapitalization) is different than as described in Section 5(a)(ii), the Common Per Share Merger Consideration shall be accurately reflected in the Distribution Waterfall. The provisions of this Section 1(j) shall not, in any event, adversely affect, constitute a waiver of or otherwise impair any of Parent’s or Merger Sub’s rights under this Agreement (including any of Parent’s or Merger Sub’s rights arising from any misrepresentation or breach of the representations and warranties set forth in Section 5(a)(ii) hereof).

(ii) Closing Date Merger Consideration Adjustment. Not later than two (2) Business Days prior to the Closing, the Company shall cause to be prepared and delivered to Parent the Company’s good faith estimates of the Working Capital (the “Estimated Working Capital”), the Closing Indebtedness (the “Estimated Indebtedness”), the Transaction Expenses (the “Estimated Transaction Expenses”), and the Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”) in form and substance reasonably satisfactory to Parent. Such amounts shall be used to calculate the Initial Merger Consideration, subject to final adjustment as provided in this Section 1(j).

(iii) Closing Statement. Within seventy-five (75) days following the Closing, Parent shall prepare or cause to be prepared and deliver or cause the Company to deliver to the Equityholders’ Representative a statement (the “Closing Statement”) setting forth the actual Working Capital (the “Actual Working Capital”), the actual Closing Indebtedness (the “Actual Indebtedness”), the actual Transaction Expenses (the “Actual Transaction Expenses”), and the actual Cash and Cash Equivalents (the “Actual Cash and Cash Equivalents”), including, in each case, the calculation thereof and any trial balances or other supporting documentation used to prepare such calculations, and the Equityholders’ Representative shall cooperate as reasonably requested by Parent in the preparation of the Closing Statement.

(iv) Post-Closing Adjustments. Following the conclusive determination, in each case, in accordance with Section 1(j)(v), of the Actual Working Capital (such amount as so determined, the “Final Working Capital”), the Actual Indebtedness (such amount as so determined, the “Final Indebtedness”), the Actual Transaction Expenses (such amount as so determined, the “Final Transaction Expenses”) and the Actual Cash and Cash Equivalents (such amount as so determined, the “Final Cash and Cash Equivalents”), the amount of the Initial Merger Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital, the Final Indebtedness for the Estimated Indebtedness, the Final Transaction Expenses for the Estimated Transaction Expenses and the Final Cash and Cash Equivalents for the Estimated Cash and Cash Equivalents (the result, the “Merger Consideration”). The “Merger Consideration Adjustment Amount,” which may be positive or negative, shall mean (x) the Merger Consideration, as finally determined in accordance with this Section 1(j), minus (y) the Initial Merger Consideration. If (A) the Merger Consideration is greater than the Initial Merger Consideration, then (1) Parent shall pay or cause to be paid to the Paying Agent (for the benefit of the Stockholders) and the Company (for the benefit of the Optionholders) the difference between the Initial Merger Consideration and the Merger Consideration, in each case, to be distributed in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall and (2) the funds remaining in the Working Capital Escrow Amount shall be released to the Paying Agent (for the benefit of the Stockholders) and the Company (for the benefit of the Optionholders), in each case, to be distributed in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall; or (B) the Initial Merger Consideration is greater than the Merger Consideration, then (y) such amount shall be paid from the Working Capital Escrow Amount to Parent (with any shortfall that exceeds the Working Capital Escrow Amount payable to Parent from the Indemnity Escrow Amount in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall) and (z) the funds remaining (if any) in the Working Capital Escrow Amount, after giving effect to clause (y), shall be released to the Paying Agent (for the benefit of the Stockholders) and the Company (for the benefit of the Optionholders), in each case to be distributed in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall.

(v) Post-Closing Adjustment Payments. The amount of any payment required to be made pursuant to Section 1(j)(iii) shall be paid to Parent, the Paying Agent (for the benefit of the Stockholders in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall) and the Company (for the benefit of the Optionholders in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall), as applicable, within eight (8) days after the final determination of such amount becomes final in accordance with Section 1(j)(v). For the avoidance of doubt, in the event no payment is required to be made to Parent pursuant to Section 1(j)(iii), the Working Capital Escrow Amount shall be released to the Paying Agent (for the benefit of the Stockholders in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall) and the Company (for the benefit of the Optionholders in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall), as applicable, promptly, but in any event within five (5) days after the Closing Statement becomes final, and the Paying Agent and the Company shall distribute the Working Capital Escrow Amount to the Stockholders and Optionholders (in each case, in accordance with the applicable Pro Rata Shares set forth in the Distribution Waterfall), as applicable, promptly, but in any event within five (5) days of the release of the Working Capital Escrow Amount.

(vi) Adjustment Finalization. Unless the Equityholders’ Representative notifies Parent in writing (the “Dispute Notice”) within thirty (30) Business Days after receipt by the Equityholders’ Representative of the Closing Statement (the “Dispute Notification Period”), of any objections thereto (specifying in reasonable detail the statement so disputed together with the basis for such dispute), such Closing Statement shall be final and binding for all purposes (it being understood that any Closing Statement not expressly disputed in a writing received by the Equityholders’ Representative in the Dispute Notification Period shall become final, binding and conclusive upon the expiration of the Dispute Notification Period). If the Equityholders’ Representative timely notifies Parent of any such objection, Parent and the Equityholders’ Representative shall attempt in good faith to reach an agreement as to the matter in dispute. During the Dispute Notification Period, for purposes of confirming or disputing the Closing Statement, the Equityholders’ Representative shall be given reasonable access to all of the appropriate records of the Surviving Corporation as well as any appropriate personnel of the Surviving Corporation materially involved in the creation or preparation of the Closing Statement. If such Parties shall have failed to resolve any such dispute within ten (10) Business Days after receipt of timely notice of such objection (or such longer period mutually agreed to by Parent and the Equityholders’ Representative), then any such disputed matter shall be submitted to and determined by an independent nationally recognized accounting firm that is mutually agreed upon by Parent and the Equityholders’ Representative (in each case, the “Independent Accounting Firm”). The Independent Accounting Firm shall be given reasonable access to all of the records of the Surviving Corporation and the Equityholders to resolve any dispute regarding the Closing Statement, which determination with respect to any disputed matters in the Closing Statement shall be submitted to Parent and the Equityholders’ Representative within twenty (20) Business Days after the parties’ engagement of the Independent Accounting Firm. The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 1(i)(vi) and the Independent Accounting Firm shall make its determination as to any disputed items within the dollar ranges set forth in the Closing Statement delivered by Parent and the Dispute Notice delivered by the Equityholders’ Representative. The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned between Parent, on the one hand, and the Equityholders’ Representative, on the other hand, such that the Equityholders’ Representative’s share of such fees and expenses shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Equityholders’ Representative (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts so submitted by the Equityholders’ Representative to the Independent Accounting Firm, and Parent’s share shall be the balance of such fees and expenses; provided that any fees and expenses paid by the Equityholders’ Representative shall be paid solely on behalf of the Equityholders. The Closing Statement, if any, properly disputed hereunder shall, after resolution of such dispute pursuant to this Section 1(j)(vi), be final, binding and conclusive on all Parties.

(k) Release of Liens. Upon the Closing, the Company shall ensure that all material Liens (including the Liens set forth on Schedule 1(k)), other than Permitted Liens, on the assets of the Company will be released.

(l) Dissenting Shares. Notwithstanding anything contained herein to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Series AA Per Share Merger Consideration or the Common Per Share Merger Consideration, as applicable, but the holder thereof shall only be entitled to such rights as are provided by the DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, upon the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, provided for herein, without interest thereon, and subject to all provisions of this Agreement applicable to the Stockholders, upon surrender of the Certificate representing such shares or, if applicable, making of an affidavit as described in Section 1(g)(vi). The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. To the extent that Parent or the Surviving Corporation (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any other out-of-pocket costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 8 hereof (subject to the terms and conditions set forth therein) the amount of such Dissenting Share Payments.

Section 2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction (or waiver, in accordance with this Section 2) of the following conditions as of the Closing:

(a) Representations and Warranties. (i) Each of the representations and warranties set forth in Section 5 (excluding the representations and warranties in Sections 5(a) (Organization; Capitalization), 5(b) (Authorization of the Transaction), 5(c)(i) (Noncontravention), 5(c)(ii) (Noncontravention), 5(d) (Brokers’ Fees), 5(e) (Subsidiaries and Investments), 5(g)(x) (Absence of Certain Developments) and 5(u) (Affiliate Interests)),

disregarding all qualifications and exceptions contained therein relating to “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that, notwithstanding the foregoing, the representation of the Company set forth in Section 5(g)(x) (Absence of Certain Developments) shall be true and correct in all respects (without disregarding the term Material Adverse Effect) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties in Sections 5(a)(i) (Organization), 5(b) (Authorization of the Transaction), 5(c)(i) (Noncontravention), 5(c)(ii) (Noncontravention), 5(d) (Brokers’ Fees), 5(e) (Subsidiaries and Investments) and 5(u) (Affiliate Interests)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) the representations and warranties in Section 5(a)(ii) (Capitalization) shall be true and correct in all respects (except for such inaccuracies that would not result in more than a de minimis increase in the aggregate consideration payable by Parent) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants and Agreements. The Company shall have performed and complied with in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Absence of Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(d) Absence of Litigation. There shall not be (i) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as provided herein or (ii) any Action pending before any Governmental Authority with respect to the transactions contemplated hereby; provided that Parent and Merger Sub shall not be entitled to rely on the failure of this condition to be satisfied if such Action was instituted by the Parent Group or any of its Affiliates.

(e) Closing Deliveries. The Company shall have delivered, or caused to be delivered, to Parent all of the following:

(i) a certificate to the effect that each of the conditions specified in Sections 2(a) through 2(d), inclusive, have been satisfied;

(ii) copies of the Charter and bylaws of the Company (the “Bylaws”) and the written consents or resolutions, as the case may be, of the Stockholders and the Company Board approving this Agreement and authorizing the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby certified to be accurate and complete and in full force and effect as of the Closing, including the Written Consent;

(iii) a certificate of good standing (or equivalent) of the Company issued by the Secretary of State of the State of Delaware and a certificate of good standing (or equivalent) of each of the Company’s Subsidiaries issued by the secretary of state (or other appropriate office) of the state of such Subsidiary’s incorporation or formation, as applicable, and certificates of good standing of the Company and each of the Company’s Subsidiaries issued by the Secretary of State (or other appropriate office) of those jurisdictions set forth on Schedule 5(a)(i)(A) attached hereto;

(iv) all books and records pertaining to the business of the Company and each of the Company’s Subsidiaries, including all corporate and other records, books of account, contracts, agreements and such other documents or certificates as Parent may reasonably request, including minute books and stockholder records (if any);

(v) resignations of the directors and officers of the Company and each of the Company’s Subsidiaries (except to the extent otherwise identified in writing by Parent prior to the Closing Date), effective at or prior to the Closing;

(vi) Non-Solicitation, Non-Disparagement and Confidentiality Agreement signed by Actua Corporation (“Actua”) in substantially the form of Exhibit E attached hereto (the “Non-Solicitation Agreement”), which such Non-Solicitation Agreement shall be in full force and effect as of the Closing;

(vii) Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement signed by Scott Burns in substantially the form of Exhibit F attached hereto (“Non-Competition Agreement”), which such Non-Competition Agreement shall be in full force and effect as of the Closing;

(viii) payoff letters for the Repaid Indebtedness in a form reasonably satisfactory to Parent;

(ix) evidence, in form and substance reasonably satisfactory to Parent, of the termination of the contracts, agreements, and arrangements set forth on Schedule 9(j);

(x) Option Cancellation Agreements duly executed by Optionholders holding no less than ninety-five percent (95%) of the aggregate value of the In-the-Money Options, which such Option Cancellation Agreements shall be in full force and effect;

(xi) the Escrow Agreement, substantially in the form attached hereto as Exhibit G, duly executed by the Equityholders’ Representative and the Escrow Agent (the “Escrow Agreement”), which such Escrow Agreement shall be in full force and effect; and

(xii) the Paying Agent Agreement, substantially in the form attached hereto as Exhibit H, duly executed by the Equityholders’ Representative, Citibank, N.A., a national banking association as depository agent (the “Depository Agent”), and Continental Stock Transfer & Trust Company, a New York corporation, as paying agent (the “Paying Agent”) (the “Paying Agent Agreement”), which such Paying Agent Agreement shall be in full force and effect.

(f) Regulatory Approvals, Licenses and Permits. All waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act or any other antitrust laws shall have been terminated or shall have expired. No Order (whether temporary, preliminary or permanent) has been entered by a Governmental Authority that restrains, enjoins, suspends or otherwise prohibits the consummation of the Closing. Parent shall have received evidence reasonably satisfactory to it that all regulatory approvals, licenses and permits set forth on Schedule 2(f) have been received from each jurisdiction in which the Company or any of the Company’s Subsidiaries presently has operations such that Parent shall be legally entitled to continue to provide the same products and services that the Company and its Subsidiary provided before the consummation of the transactions contemplated hereby.

(g) Real Property Holding Corporation Affidavit. The Company shall deliver an affidavit, under penalties of perjury, stating that the Company is not and has not been within the applicable period a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

(h) Liens. None of the assets or properties of the Company shall be subject to any Liens (including the Liens set forth on Schedule 1(k)), other than Permitted Liens and Liens that, individually or in the aggregate, are not material to the Business.

(i) Dissenting Shareholders . At least twenty (20) days shall have passed since the delivery of the Stockholder Notice to the holders of Company Capital Stock, and as of the Effective Time, the holders of no more than five percent (5%) of the shares of Company Capital Stock shall have exercised any statutory dissenters’ rights.

(j) Joinder Agreements. The Company will have delivered or caused to be delivered to Parent, Joinder Agreements, duly executed by holders of at least ninety percent (90%) of the outstanding Company Capital Stock (on an as-converted basis).

Parent and Merger Sub may waive any condition specified in this Section 2 in writing at or prior to the Closing.

Section 3. Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction (or waiver, in accordance with this Section 3) of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties set forth in Section 6 (excluding the representations and warranties in Sections 6(a), 6(b), 6(c)(i), and 6(d)), disregarding all qualifications and exceptions contained therein relating to “material,” “materiality,” “material adverse effect” or other terms of similar import or effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, the representations and warranties in Sections 6(a), 6(b), 6(c)(i) and 6(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants and Agreements. Each of Merger Sub and Parent shall have performed and complied with in all material respects all of the covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c) Absence of Litigation. There shall not be (i) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as provided herein or (ii) any Action pending before any Governmental Authority with respect to the transactions contemplated hereby; provided that the Company shall not be entitled to rely on the failure of this condition to be satisfied if such Action was instituted by the Company or any of its Affiliates.

(d) Closing Deliveries. Parent shall have delivered, or caused to be delivered, to the Company all of the following:

(i) a certificate to the effect that each of the conditions specified in Sections 3(a) through 3(c), inclusive, have been satisfied;

(ii) certified copies of the resolutions of Parent’s and Merger Sub’s boards of directors approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(iii) a certificate of good standing of each of Parent and Merger Sub issued by the Secretary of State of the applicable jurisdiction of incorporation or formation;

(iv) the Escrow Agreement, duly executed by Parent and the Escrow Agent, which such Escrow Agreement shall be in full force and effect;

(v) the Paying Agent Agreement, duly executed by Parent, the Depository Agent and the Paying Agent, which such Paying Agent Agreement shall be in full force and effect;

(vi) evidence that either (A) Parent has provided guarantees adequate to replace Actua as guarantor under each of the agreements set forth on Schedule 3(d)(vi) or (B) the counterparty to each such agreement has determined that a guarantee is no longer required and has fully released Actua from its obligations as a guarantor under such agreement; and

(vii) the Representative Side Letter, duly executed by Parent, which such Representative Side Letter shall be in full force and effect.

(e) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act or any other antitrust laws shall have been terminated or shall have expired. No Order (whether temporary, preliminary or permanent) has been entered by a Governmental Authority that restrains, enjoins, suspends or otherwise prohibits the consummation of the Closing.

The Company may waive any condition specified in this Section 3 in writing at or prior to the Closing.

Section 4. Covenants Prior to Closing. For purposes of this Section 4, the term “Company” shall be deemed to refer to and include the Company and each of the Company’s Subsidiaries.

(a) Affirmative Covenants. From the date hereof and through the Closing Date, except as otherwise expressly provided herein, the Company shall carry on the Business in the ordinary course of business and substantially in the same manner as previously conducted unless Parent shall have otherwise given its prior written consent. Without limiting the generality of the foregoing, the Company shall:

(i) conduct the Business, including its cash management customs and practices (including the collection of receivables and payment of payables) and billing, marketing, sales and discount practices, only in the usual and ordinary course of business in accordance with past custom and practice, and use commercially reasonable efforts to keep its business organization, properties, assets and business relationships intact;

(ii) use commercially reasonable efforts to (A) cooperate with Parent in Parent’s investigation of the Business as Parent may reasonably request and use commercially reasonable efforts to provide Parent, its financing sources and its authorized representatives with reasonable access at reasonable times and upon reasonable notice, to the offices, properties, advisors, agents, senior management and books and records of the Company that Parent may reasonably request, (B) provide reasonable assistance with the preparation and negotiation of, loan agreements, pledge and security documents and other definitive documents and/or certificates (including a solvency certificate) in connection with any financing arranged or utilized by Parent (such documents, collectively “Financing Documents”), (C) provide reasonable assistance with the completion of schedules and other information disclosures reasonably requested by Parent (including in connection with the Financing Documents), (D) cooperate in the replacement or backstop of any outstanding letters of credit issued for the account of the Company, (E) furnish, as promptly as practicable, Parent and Parent’s financing sources with all documentation and other information with respect to the Company required under applicable “know your customer” and anti-money laundering laws, rules and regulations, including the U.S. PATRIOT Act, (F) obtain the Payoff Documents in a form reasonably satisfactory to Parent, Merger Sub and their financing sources, and (G) facilitate the pledge of the collateral for any financing sources; provided that such pledge, for the avoidance of doubt, shall not be effective prior to the consummation of the Merger; provided, further that (1) the actions required under clauses (A) through (G) above do not unreasonably interfere with the duties and responsibilities of the Company’s officers, agents, advisors or employees with respect to the operations of the Company, (2) all reasonable travel costs of such officers, agents, advisors and employees related to the actions described in this Section 4(a)(ii) are promptly reimbursed by or on behalf of Parent and (3) all other reasonable documented out-of-pocket costs, fees and expenses incurred by the advisors of the Company related to actions pursuant to this Section 4(a)(ii) are promptly reimbursed by or on behalf of Parent; and

(iii) maintain the existence of and use commercially reasonable efforts to protect all Intellectual Property owned by the Company.

(b) Negative Covenants. From the date hereof and prior to the Closing Date, except as otherwise provided or required herein or as set forth in Schedule 4(b), the Company shall not, unless Parent shall have otherwise given its prior written consent:

(i) Take any action or omit to take any action that would require disclosure under Sections 5(g)(i), (ii), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), (xiv), (xv), (xvi), (xvii), (xviii) or (xix) hereof (Absence of Certain Developments) as of the Closing Date;

(ii) hire or otherwise enter into or amend any employment agreement or arrangement with any Person (A) outside of the ordinary course of business or (B) whose compensation would exceed, on an annualized basis, $100,000;

(iii) enter into a consulting agreement or arrangement with any Person providing for compensation that would exceed $75,000 in the aggregate;

(iv) enter into or amend any agreements providing for, making or granting any bonus, severance or termination pay other than as required under the terms of any agreements set forth on Schedule 5(n) or any Plans set forth on Schedule 5(s)(i); enter into or amend any agreements or otherwise provide for any increase in any wage, salary or other compensation payable to any director, officer, employee, consultant or other service provider; increase the benefits to be provided under any employee benefit plan, program, policy or arrangement, except as provided under Section 1(h), or adopt, amend or terminate any Plan (including any employee benefit plan that would be a Plan if it was in effect on the date hereof) except amendments to Plans that are required under applicable law;

(v) implement any employee layoffs implicating the WARN Act or similar applicable state law;

(vi) establish, adopt, enter into, or amend any collective bargaining agreement or any other similar agreement with any labor union or labor organization;

(vii) take any action or omit to take any action, the taking or omission of which, would reasonably be expected to have a Material Adverse Effect;

(viii) (A) enter into any contract, agreement or arrangement that would be required to be disclosed pursuant to Section 5(n)(xii) hereunder, (B) except as provided under Section 1(h), directly or indirectly engage in any transaction, arrangement or contract with any officer, director, stockholder or Affiliate of the Company or any known relative of such an officer, director or Affiliate, outside the ordinary course of business or (B) incur any Indebtedness for borrowed money outside of the ordinary course of business;

(ix) settle or compromise any Action or threatened Action (or series of related Actions) for an amount in excess of $100,000;

(x) enter into, materially amend or modify, outside the ordinary course of business (for the avoidance of doubt renewals of existing customer contracts shall be considered to be in the ordinary course of business), or terminate any agreement the disclosure of which would be required by Section 5(n) of this Agreement were such agreement in effect as of the date of this Agreement;

(xi) make any material deviations from planned marketing in the ordinary course of business;

(xii) introduce any of the following changes with respect to the operation of the Company: (A) (x) any material change in the types, nature, or composition, outside the ordinary course of business, or (y) any material change in quality, in each case of the products or services sold, leased or delivered by the Company, (B) any material change in product specifications or prices or terms of distribution of the products, outside the ordinary course of business, (C) any material change in pricing, discount, allowance, warranty, refund or return policies or practices, outside the ordinary course of business, (D) any material modification of any pricing, discount, allowance, warranty, refund or return terms for any customer or vendor, outside the ordinary course of business, or (E) any material change to the manner in which the Company licenses or otherwise distributes its products, outside the ordinary course of business;

(xiii) convert any customer product license agreement from a subscription-based model to a fully paid-up model, other than in the ordinary course of business;

(xiv) enter into any contract, agreement or arrangement that obligates the Company to refund the counter-party to any such contract, agreement or arrangement any license fees payable pursuant to the terms of such contract, agreement or arrangement (other than pursuant to the terms and conditions of the Company’s warranty terms or service level agreements entered into in the ordinary course of business), other than in the ordinary course of business;

(xv) enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the Company or the Company Products, other than customizations of Company Products developed for customers in the ordinary course of business, which such customizations shall be owned by the Company;

(xvi) materially modify standard billing or collection procedures, other than in the ordinary course of business;

(xvii) make or change any election with respect to any material Taxes, adopt or change any accounting method, amend any material Tax Returns, enter into any closing agreement related to material Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xviii) disclose any of the Company’s trade secrets to any third party, other than pursuant to confidentiality agreements; or

(xix) agree to do anything prohibited by this Section 4(b).

(c) Mutual Covenants. Each of Parent, Merger Sub and the Company shall:

(i) use commercially reasonable efforts to cause the conditions to each other party’s obligation to close to be satisfied;

(ii) use commercially reasonable efforts to do all things necessary and proper to consummate the transactions contemplated by this Agreement, as soon as practicable, including obtaining third party consents (including the consents set forth on Schedule 5(c)); and

(iii) promptly deliver to the other parties written notices, upon becoming aware of (A) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause the failure of any conditions set forth in Section 2(a) or Section 3(a), as applicable, (B) any material failure on the part of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder where such failure is reasonably likely to cause the failure of any of the conditions set forth in Section 2(b) or Section 3(b), as applicable, or (C) (1) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as herein provided or (2) any Action pending or threatened before any Governmental Authority with respect to the transactions contemplated hereby; provided that, subject to Section 4(d), the delivery of any notice pursuant to this Section 4(c)(iii) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations and warranties or conditions to the obligations of, the Parties; provided further that the failure to deliver a notice pursuant to this Section 4(c)(iii) shall not (x) be considered in determining whether the conditions set forth in Section 2 or Section 3 have been satisfied or (y) be deemed to be a breach of a covenant under this Section 4 but instead shall constitute only a breach of the underlying representation or warranty or covenant, condition or agreement, as the case may be.

(d) Exclusivity. The Company agrees that it will not, and will cause its officers, directors, employees, stockholders, partners, members, agents, financial advisors, consultants, attorneys, accountants, representatives or other advisors not to, directly or indirectly (i) solicit, intentionally and knowingly initiate, facilitate, or encourage the submission of any Acquisition Proposal or accept any such Acquisition Proposal; (ii) participate in any discussions, negotiations or other communications (as a sender thereof) regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or otherwise knowingly cooperate in any way, knowingly assist or knowingly participate in, knowingly facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing; or (iii) enter into any agreement with respect to any Acquisition Proposal. Immediately following the execution and delivery of this

Agreement, the Company shall, and the Company shall cause its officers, directors, employees, partners, members, agents, financial advisors, consultants, attorneys, accountants, authorized representatives or other advisors to, cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall, as promptly as practicable (and in any event within one (1) Business Day after such party obtains knowledge thereof), notify Parent if any other written proposals or offers, or any written expressions of interest for the Company are made (unless such disclosure is prohibited by a confidentiality or standstill agreement executed prior to the date hereof). The Company shall not release any third party from, or waive any provision of, any such confidentiality or standstill agreement to which it is a party.

(e) Monthly Financial Statements. The Company shall promptly deliver to Parent copies of the Company’s monthly financial statements (as prepared in the ordinary course of business consistent with past practice for internal use) as they are finalized between the date of this Agreement and the Closing Date on or prior to the tenth (10th) Business Day following the last day of each such month (the “Monthly Financial Statements”). The Monthly Financial Statements shall be prepared in accordance with GAAP (except for the absence of the notes thereto and subject to normal year-end adjustments), shall be consistent in all material respects with the books and records of the Company, and shall fairly present, in all material respects, the Company’s consolidated balance sheets and the related consolidated statements of operations, stockholders’ deficit and cash flows for the fiscal periods then ended.

(f) Stockholder Notice; Appraisal Rights; Written Consent. Within 24 hours following the execution of this Agreement, the Company shall deliver to Parent the Written Consent and the Joinder Agreement executed by the Significant Equityholders. Within three (3) Business Days after the delivery of the Written Consent, the Company shall prepare and deliver to each of the holders of Company Capital Stock a written notice (the “Stockholder Notice”) pursuant to the DGCL and the Charter. The Stockholder Notice shall (x) comply with the requirements of the DGCL and all applicable federal and state securities laws, including notice of the availability of appraisal rights under the DGCL and (y) be in a form and substance reasonably acceptable to Parent. The Stockholder Notice shall include a copy of the Written Consent and the Joinder Agreement along with an information statement describing this Agreement and the transactions contemplated herein (including the Merger) for approval and adoption as provided by the DGCL and the Company’s organizational and governing documents. The Stockholder Notice, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (i) the Escrow Amount and obligations of the Stockholders set forth in Section 1 hereof and the deposit of the Escrow Amount with the Escrow Agent, (ii) the appointment of Actua USA Corporation as the Equityholders’ Representative, with the rights and responsibilities set forth in this Agreement, and (iii) the deposit of the Reserve Amount with the Equityholders’ Representative. The Company shall use its commercially reasonable efforts to obtain the approval of or consent to the Merger, the transaction contemplated hereby and this Agreement from each of the Stockholders as soon as reasonably practicable following the date of this Agreement.

(g) Directors and Officers Indemnification.

(i) Prior to the Closing Date, the Company shall purchase, at the Company’s expense, “tail” coverage (the “D&O Tail Policy”) for the six-year period following the Closing under the directors’ and officers’ liability insurance policies of the Company to be in place prior to the Closing Date with respect to matters existing or occurring at or prior to the Closing Date that provides coverage no less favorable in scope and amount to the coverage provided by such policies at such time.

(ii) From and after the Effective Time, and until the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company (the “D&Os”) pursuant to any indemnification provisions under the Charter or the Bylaws as in effect on the date hereof and pursuant to any indemnification agreements between the Company and such D&Os existing as of the date hereof solely to the extent listed on Schedule 4(g)(ii), with respect to claims arising out of matters occurring at or prior to the Effective Time; provided, however, that (x) the foregoing obligations shall be subject to any limitation imposed by applicable laws and will not apply with respect to any fraud or willful misconduct committed by such Persons in connection with this Agreement, any agreement contemplated herein or any transaction contemplated hereby or thereby, and (y) none of the D&Os shall have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or their respective successors with respect to any Losses claimed by any of the Indemnified Parties against any such D&O in his or her capacity as an Indemnifying Party pursuant to this Agreement.

(iii) The provisions of this Section 4(g) are intended to be for the benefit of, and shall be enforceable by, the D&Os and their respective heirs, personal representatives, successors and assigns.

(iv) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4(g).

(h) Antitrust Matters. Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated by this Agreement as required by the HSR Act within three (3) Business Days following the date of this Agreement (such filings shall specifically request early termination of the waiting period, and Parent and the Company shall each be responsible for fifty percent (50%) of the filing fee payable under the HSR Act); and (ii) promptly file comparable pre-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable antitrust laws in connection with the transactions contemplated by this Agreement (with any comparable pre-merger filings to be made as soon as reasonably practicable following the date of this Agreement and Parent and the Company shall each be responsible for fifty percent (50%) of the filing fee with respect to such filing). Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information or documents that may be required in order to make such filings; provided that insofar as any such information or documents are competitively sensitive, such information or documents may be provided directly to the relevant Governmental Authorities or, if required, on an outside counsel-to-counsel, in each case on a strictly confidential basis; (C) supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best effort to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the transactions contemplated by this Agreement; and (2) obtain any required consents pursuant to any antitrust laws applicable to the transactions contemplated by this Agreement as soon as practicable. Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will (i) promptly inform the other party of any material written or oral communication received from any Governmental Authority relating to the transactions contemplated hereby (and if in writing, furnish the other party with a copy of such communication); (ii) use its reasonable best efforts to respond as promptly as practicable to any request from any Governmental Authority for information, documents or other materials in connection with the review of the HSR Act Filings or the transactions contemplated hereby; (iii) provide to the other party, and permit the other party to review and comment in advance of submission, all proposed material correspondence and written communications to any Governmental Authority with respect to the transactions contemplated hereby; and (iv) not participate in any substantive meeting or discussion with any Governmental Authority in respect of investigation or inquiry concerning the transactions contemplated hereby without giving the other parties reasonable prior notice of such meeting or discussions and, except as prohibited by applicable Law or Governmental Authority, gives the other party the opportunity to attend and participate thereat. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other antitrust laws applicable to the transactions contemplated by this Agreement, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

Section 5. Representations and Warranties of the Company. As a material inducement to Parent and Merger Sub to enter into and perform their respective obligations under this Agreement, as of the date hereof and as of the Closing (unless made as of a specific date) the Company represents and warrants to Parent as follows (it being understood that for purposes of this Section 5, the term “Company” shall be deemed to refer to and include the Company and each of the Company’s Subsidiaries, as applicable):

(a) Organization; Capitalization.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and the Company is also qualified to do business and in good standing in those jurisdictions set forth on Schedule 5(a)(i)(A) attached hereto which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company to be so qualified, except where failure to be so qualified and in good standing would not result or reasonably be expected to result in, a Material Adverse Effect to the Company. A correct and complete list of the directors and officers of the Company is set forth on Schedule 5(a)(i)(B) attached hereto.

(ii) The attached Schedule 5(a)(ii) accurately sets forth the authorized and outstanding securities of the Company and the name of each holder of such securities together with the number of such securities held by each such Person. All of the issued and outstanding securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by the Stockholders as described on Schedule 5(a)(ii). Except for this Agreement, the Stockholder Agreements and as may be set forth on the attached Schedule 5(a)(ii), there are no outstanding or authorized Options, Non-Participating Options, rights, contracts, calls, puts, rights to subscribe, rights of first refusal, rights of first offer, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its securities or any rights or interests exercisable therefor. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except for the Stockholder Agreements, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the securities of the Company. The Company has not received any unconditional or conditional shareholders’ contributions or any equity or other capital contributions of any nature that may involve any repayment obligations of the Company. Except for the Stockholder Agreements, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its securities.

(b) Authorization of the Transaction. The execution, delivery and performance by the Company of this Agreement, each other agreement, document, instrument or certificate contemplated hereby, to which the Company is a party or at the Closing will be a party, and of each of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company, and no other act or proceeding on the part of the Company, the Company Board or the Stockholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or each other agreement, document, instrument or certificate contemplated hereby, to which the Company is a party or at the Closing will be a party, or the consummation of any of the transactions contemplated hereby and thereby, other than the Written Consent and the approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, by the Company Board. On or prior to the date of this Agreement, the Company Board has, at a meeting duly called and held in which all directors were present, unanimously determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interest of the Company and the holders of Company Capital Stock, and adopted resolutions (i) approving this Agreement, and (ii) declaring this Agreement and the Merger advisable and directed that this Agreement be submitted to the holders of Company Capital Stock for their adoption, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes, and each other agreement, document, instrument or certificate contemplated hereby, to which the Company is a party or at the Closing will be a party, upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

(c) Noncontravention. Except as set forth on Schedule 5(c), neither the execution and the delivery of this Agreement or any other agreement, document, instrument or certificate contemplated hereby, and none of the transactions contemplated hereby or thereby, shall (i) violate any law or other restriction of a Governmental Authority (other than in its capacity as a customer of the Company) to which the Company is subject in any material respect, (ii) violate any provision of the Charter and Bylaws, (iii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under, any agreement or other arrangement required to be disclosed pursuant to Section 5(n) or (iv) result in the imposition of any material Lien upon any of the Company’s assets except, in the case of clause (iii), for such breaches, accelerations, terminations or modifications as would not be reasonably expected to be material to the Company. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority (other than in its capacity as a customer of the Company) in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing and recordation of the Certificate of Merger as required by the DGCL and necessary filings under the HSR Act.

(d) Brokers’ Fees. Except as set forth on Schedule 5(d), the Company has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e) Subsidiaries and Investments. Except as set forth on Schedule 5(e) attached hereto, at all times prior to the date hereof, the Company has not had any Subsidiaries. Except as set forth on Schedule 5(e) attached hereto, the Company does not own, directly or indirectly, any stock or other interest in, or any security issued by, any other Person. Each of the Subsidiaries set forth on Schedule 5(e) attached hereto is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of each such Subsidiary’s incorporation or formation, and such Subsidiary is also qualified to do business and in good standing in those jurisdictions set forth on Schedule 5(e) attached hereto which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires such Subsidiary to be so qualified, except where failure to be so qualified and in good standing would not result or reasonably be expected to result in, a Material Adverse Effect to such Subsidiary. The Company owns directly or indirectly all of the outstanding equity interests of the Subsidiary set forth on Schedule 5(e) attached hereto, and there are no subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable for, any shares of capital stock or any class or other equity interests with respect to such Subsidiary.

(f) Financial Statements. Schedule 5(f) attached hereto contains the following financial statements (collectively the “Financial Statements”):

(i) the unaudited consolidated balance sheets of the Company as of December 31, 2014 and December 31, 2015, and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal periods then ended, and the related notes thereto (if any);

(ii) the unaudited consolidated balance sheet of the Company as of July 31, 2016 (such date, the “Latest Balance Sheet Date”) (such balance sheet, the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows for the seven-month period then ended;

The Financial Statements are based upon and consistent with information contained in the books and records of the Company (which books and records are accurate, correct and complete in all material respects) and fairly present, in all material respects, the financial condition and results of operations of the Company as of the times and for the periods referred to therein in accordance with GAAP and the Financial Statements have been prepared in accordance with GAAP, as consistently applied throughout such periods (except for the absence of notes and subject to normal recurring year-end adjustments (which adjustments are not expected to be material, individually or in the aggregate, in scope or amount) in the case of any interim Financial Statements). The Company Relevant Persons have not directly or indirectly (A) circumvented the internal accounting controls of the Company, (B) intentionally falsified any of the books, records or accounts of the Company, or (C) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company and, to the Knowledge of the Company, no Other Relevant Person has directly or indirectly (X) circumvented the internal accounting controls of the Company, (Y) intentionally falsified any of the books, records or accounts of the Company or (Z) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company. Except as set forth on Schedule 5(f) attached hereto, no Equityholder owes to the Company any outstanding advances, money obligations or other indebtedness.

(g) Absence of Certain Developments. (x) Since December 31, 2015, there has not been any Material Adverse Effect, and (y) since that date (or, with respect to Section 5(g)(xii), since the Latest Balance Sheet Date), except as set forth on Schedule 5(g) attached hereto, the Company has conducted its operations in the ordinary course of business, and, without limiting the generality of the foregoing:

(i) the Company has not sold, assigned, or otherwise transferred any of its assets (including Intellectual Property) other than sales in the ordinary course of business;

(ii) the Company has not licensed any of its Intellectual Property, except for non-exclusive grants to customers to access the Company’s Software (on a hosted basis) in the ordinary course of business;

(iii) the Company has not terminated any agreement (or series of related agreements) either involving more than $300,000 or outside the ordinary course of business;

(iv) no party (including the Company) has accelerated, terminated or materially modified (except with respect to renewals of customer contracts in the ordinary course of business) any agreement or other arrangement (or series of related agreements or arrangements) involving more than $300,000 to which the Company is a party or by which the Company is bound and, to the Knowledge of the Company, no party has informed the Company in writing of its intention to take any such action;

(v) the Company has not suffered or imposed any material Lien (except Permitted Liens) upon any of its assets (including any Company Intellectual Property);

(vi) the Company has not compromised any Action, right or claim (or series of related Actions, rights or claims) involving more than $100,000;

(vii) the Company has not experienced any material damage or loss (whether or not covered by insurance) to its property;

(viii) the Company has not entered into or terminated any employment agreement (other than offer letters for at-will employment that do not deviate in any material respect from the offer letter templates provided to Parent and that do not provide for severance), collective bargaining agreement, or any similar agreement with a labor union or labor organization, or modified the terms of any existing such agreement;

(ix) the Company has not recorded any sales revenues pursuant to transactions in which the purchaser of such products has the right to return such products or services, including software-as-a-service, at a future date or has the right to elect early termination of such services and receive a refund of service fees paid, as applicable (other than pursuant to the terms and conditions of the Company’s warranty terms or service level agreements entered into in the ordinary course of business);

(x) the Company has not failed to pay and discharge current liabilities in the ordinary course of business and consistent with the past custom and practice, except where disputed in good faith by appropriate proceedings;

(xi) the Company has not, except in the ordinary course of business, (A) made any change in any material respects in terms of distribution of products or services, (B) made any change in any material respects to its pricing, discount, allowance or return policies, (C) granted any pricing, discount, allowance or return terms for any customer or vendor, including by modifying the manner in which it licenses or otherwise distributes its products, including making any material change in the proportion of fully paid-up and subscription-based licenses granted to customers, or (D) decreased by at least $25,000 (determined on an annual recurring revenue basis) the amount of any subscription and support renewal fees due to the Company from the amount of such subscription and support renewal fee payable to the business during the preceding twelve-month period;

(xii) except as provided under Section 1(h), the Company has not granted any material increase in the compensation of any of its directors, officers, employees or other service providers;

(xiii) the Company has not adopted, amended or terminated any employee benefit plan, program or arrangement or otherwise increased (or otherwise agreed to materially increase) the benefits (other than sales compensation) provided to any directors, officers, employees or other services providers;

(xiv) the Company has not conducted its cash management customs and practices (including the collection of receivables, payment of payables, capital expenditures and pricing and credit practices) other than in the usual and ordinary course of business consistent with past custom and practice;

(xv) the Company has not declared, set aside or paid any dividend or distributed cash or other property to any Equityholder with respect to its securities, redeemed or otherwise acquired any of its securities or warrants, options or other rights to acquire its securities, or made any other payments to any Equityholder (other than ordinary course salary payments with respect to any Equityholder that is an employee of the Company);

(xvi) the Company has not entered into any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement of consideration in excess of $25,000 per annum;

(xvii) the Company has not made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers, employees or other service providers outside the ordinary course of business and inconsistent with past practice;

(xviii) the Company has not (i) billed for any agreement that would have been billed after the Closing in the ordinary course of business or (ii) offered any customer a discount or other inducement in order to accelerate billings associated with new contracts and business;

(xix) the Company has not changed or otherwise modified any material Tax election affecting it, adopted or changed any accounting method, entered into any closing agreement related to material Taxes, amended any material Tax Return, settled any material Tax claim or assessment, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; and

(xx) the Company has not committed to do any of the foregoing.

(h) Absence of Undisclosed Liabilities. The Company does not have any material Liability other than: (a) Liabilities reflected or reserved against on the face of the Latest Balance Sheet; (b) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit); (c) Liabilities under agreements described on Schedule 5(n) or under agreements not required to be disclosed thereon (but not Liabilities for breaches thereof); (d) Liabilities set forth on Schedule 5(h); and (e) Liabilities incurred pursuant to this Agreement or any other agreement, document, instrument or certificate entered into or executed in connection herewith.

(i) Legal Compliance. In the last three (3) years, the Company has complied and is in compliance in all material respects with all applicable laws, rules and regulations applicable to the Company (including all laws related to the protection of personal information) and has not received written notice (including via email) of non-compliance with any such law, rule, or regulation. The Company has complied and is in compliance with all orders, decrees or judgments promulgated or issued by any Governmental Authority. The representations and warranties set forth in this Section 5(i) do not apply with respect to Taxes and any matters covered by the representations made in Section 5(s) (Employee Benefits).

(j) Assets and Properties. The Company has good and marketable title, free and clear of all Liens (other than (i) Liens reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to the Closing and (ii) Permitted Liens), to all of the properties and assets (A) reflected on the Latest Balance Sheet or (B) used in the conduct of the Business as presently conducted, except for leased properties and leased or licensed assets that are so used or so necessary, which the Company leases or licenses under valid leases or licenses. The properties and assets of the Company are in operable condition and repair in all material respects and are usable in the ordinary course of business. The tangible assets of the Company constitute all of the property and tangible assets used or held for use by the Company in the conduct of the Business as presently conducted.

(k) Real Property. The Company does not own and has never owned any interest in any real property. Schedule 5(k) sets forth the address of each real property leased, subleased or otherwise occupied by the Company, and a true and complete list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such leased real property (“Leased Real Property”) (including the date and name of the parties to such lease document) (the “Leases”). The Company has made available to Parent a correct and complete copy of each such Lease document. Except as set forth on Schedule 5(k), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s possession and quiet enjoyment of the leased real property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; (iii) neither the Company nor, to the Knowledge of the Company, any other party to the Leases is in breach or default under such Lease, and no event has occurred which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such leased real property or any portion thereof.

(l) Tax Matters. Except as set forth on Schedule 5(1) attached hereto:

(i) The Company has timely filed (taking into account extensions of time to file) all income and other material Tax Returns which are required to be filed by it, and all such Tax Returns are complete and accurate in all material respects.

(ii) The Company has paid all Taxes due (whether or not shown on any Tax Return).

(iii) No deficiency for any amount of Tax has been asserted or assessed in writing by a taxing authority against the Company, nor has the Company received any written notice from a taxing authority indicating an intent to open an audit or assessment, or any written request from a taxing authority for information related to Tax matters.

(iv) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(v) No claim has been made in writing in the last five (5) years by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(vi) The Company has not waived any statute of limitations in respect of Taxes or consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which waiver or consent is still in effect.

(vii) The Company has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts distributed, paid or owing to any Equityholder, employee or other Person.

(viii) There are no, and since January 1, 2012 there have not been, any Actions or audits or any written notices of inquiry regarding Taxes of the Company.

(ix) The Company does not have any current or contingent contractual obligation to indemnify any other Person with respect to Taxes, and the Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person, in each case other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements.

(x) The Company (A) has not been a member of an Affiliated Group (other than a group the common parent of which was GovDelivery Holdings, Inc., GovDelivery, Inc. or Actua) or (B) does not have any liability for the Taxes of any Person (i) under Treas. Reg. Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law) other than with respect to a Person which is or was a member of an Affiliated Group the common parent of which was GovDelivery Holdings, Inc., GovDelivery, Inc. or Actua, or (ii) as a transferee or successor, by contract, or otherwise.

(xi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. law) arising on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. law) made on or prior to the Closing Date.

(xii) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company.

(xiii) The Company has not received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(xiv) The Company is a tax resident in its country of formation and has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country), or otherwise been subject to taxation in any country other than the country of its formation.

(xv) The Company is not a party to any agreement, contract arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding or similar provision of state, local or non-U.S. law) in connection with the Merger.

(xvi) Each contract, arrangement or plan of the Company that is a “nonqualified deferred compensation plan” (subject to Code Section 409A(d)(l)) has been maintained in all material respects in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects.

(xvii) The Company does not have any contractual indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(xviii) Seller’s ownership of stock of the Company meets the requirements of Section 1504(a)(2) of the Code.

(m) Intellectual Property.

(i) Schedule 5(m)(i) contains a complete and accurate list of all Registered Intellectual Property owned by the Company. All Registered Intellectual Property owned by the Company (other than pending applications) is subsisting, valid and enforceable.

(ii) Schedule 5(m)(ii) identifies all of the Company Products. The Company possesses all source code and related documentation and materials, in each case, owned by the Company and necessary compile and operate the Company Products, and the Company has not disclosed, delivered, licensed or otherwise made available, other than to any employees, consultants and contractors of the Company on a confidential basis, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any such source code for any Company Products to any Person.

(iii) The Company exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, all Intellectual Property that is used by the Company in or necessary for the operation of the Business (collectively, the “Company Intellectual Property”) as of the date of the Latest Balance Sheet and as of the Closing, free and clear of all Liens. The Company Intellectual Property shall be available for use by the Business immediately after the Closing Date on identical terms and conditions to those under which the Business and the Company owned or used the Company Intellectual Property immediately prior to the Closing Date.

(iv) All Persons who have contributed to the development or conception of any Intellectual Property owned or purported to be owned by the Company, or on behalf of the Company, or to those portions of Company Products owned by the Company have done so pursuant to a written, valid and enforceable agreement that protects the confidential information of the Company and grants to the Company exclusive ownership of such development or conception.

(v) The Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of any Company Products) for any third party (including any customer or end user) that would be owned by such third party.

(vi) The operation of the Business, including the provision of services and content and the sale or licensing of Company Products does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, and within the five (5) year period ending as of the date of this Agreement, the Company has not received any notices, requests for indemnification or threats from any third party, in each case in writing, related to the foregoing. The Company has not requested or received any opinions of counsel related to the foregoing.

(vii) To the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property owned by the Company.

(viii) Schedule 5(m)(viii) sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Products, and for each such item of Open Source Software: (A) the applicable Company Product(s); (B) the name and version number of the applicable Open Source Software license; and (C) whether such Open Source Software component is used “as is” or has been modified by the Company.

(ix) The Company has not used and does not use any Open Source Software or any modification or derivative thereof (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property owned by the Company, or (B) under any license requiring the Company to disclose or distribute the source code, owned by the Company, to any of the Company Products, to license or provide such source code to any of the Company Products for the purpose of making derivative works, or to make available for redistribution to any Person such source code to any of the Company Products at no or minimal charge.

(x) The Company is in compliance in all material respects with all obligations under any agreement to which the Company is party or bound, pursuant to which the Company has obtained the right to use any third party Software, including Open Source Software, and in particular the Company has purchased a sufficient number of seat licenses for the Business Systems for its current use thereof, as of the date of this Agreement.

(xi) The Company has taken steps reasonable under the circumstances to maintain and protect the secrecy, confidentiality and value of the trade secrets and other confidential information of the Company, and the Company has not disclosed any confidential Company Intellectual Property to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(xii) There are no material defects, technical concerns or problems in any of the Company Products that would prevent the same from performing in all material respects in accordance with their user specifications or functionality descriptions (collectively, “Technical Deficiencies”).

(xiii) The Company owns, leases, licenses or otherwise has the legal right to use or have operated on its behalf, all Business Systems and such Business Systems are sufficient for the needs of the Company’s Business as currently conducted. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects, and, in the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems owned by or under the control of the Company that has not been remedied or replaced in all material respects.

(xiv) The Company has taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby, including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing of back-up copies of critical data.

(xv) To the Knowledge of the Company, there is no Malicious Code in any of the Company Products or the Business Systems owned by or under the control of the Company, and, as of the date of this Agreement, the Company has not received any written complaints from any customers related to any Malicious Code or Technical Deficiencies.

(xvi) The Company and the conduct of the Business are in compliance with, and have been in compliance, in all material respects, with all Data Security Requirements. Within the five (5)-year period ending as of the date of this Agreement, no notices have been received by, and no Actions have been made against, the Company by any Governmental Authority or other Person alleging a violation of any Data Security Requirements. There have not been any actual or alleged incidents of data security breaches or, unauthorized access or use of any of the Business Systems under the control of the Company, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

(xvii) No Company Products or Intellectual Property owned or purported to be owned by the Company or its Subsidiaries, is based upon, uses, or incorporates any Intellectual Property that was developed using funding provided by any Governmental Authority, nor does any Governmental Authority have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company Products or Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

(n) Contracts and Commitments. Except as set forth on Schedule 5(n) attached hereto, the Company is not a party to or bound by any currently-effective contracts of the following types:

(i) employment agreement, consulting agreement or offer letter (other than offer letters for at-will employment that do not deviate in any material respect from the offer letter templates provided to Parent and that do not provide for severance), as applicable, and each agreement providing for severance or loans to officers, directors, employees or Affiliates, other than advances in the ordinary course of business;

(ii) guarantee of any Liability or obligation of a third party;

(iii) agreement under which it is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000;

(iv) agreement under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than non-exclusive licenses of (or agreements to provide Software on a nonexclusive, hosted basis) commercially-available Software used solely for the Company’s internal use with a total replacement cost of less than $50,000);

(v) agreement under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property (other than the Company’s Software licensed or provided on a hosted basis to customers on a non-exclusive basis in the ordinary course of business);

(vi) (A) joint venture agreement, partnership agreement, or similar agreement, or (B) joint development or collaboration agreement entered into other than in the ordinary course of business;

(vii) agreement under which it is lessor of or permits any third party to hold or operate any material personal property owned or controlled by it;

(viii) collective bargaining agreement or other agreement with any labor union or labor organization;

(ix) settlement, conciliation or similar agreement entered into in the last three (3) years;

(x) agreement pursuant to which the Company is granted a lease in, a sublease in, or the right to use or occupy any land or building;

(xi) agreement or group of related agreements with the same party that (A) is not a contract between the Company and a customer of the Company and (B) involves consideration in excess of $250,000 in any calendar year;

(xii) agreement prohibiting the Company or the Business from competing with any third party in any line of business or any geographic area (including personnel non-solicitation provisions) or otherwise including provisions on joint price-fixing, market or customer sharing, exclusivity or market classification;

(xiii) agreement providing for (A) marketing of the Company or any Company Product or (B) the distribution of, or referrals of sales with respect to any Company Product, and in each case, involving the payment by the Company of consideration in excess of $100,000 in any calendar year;

(xiv) agreement for the development of Intellectual Property for the benefit of the Company;

(xv) agreement providing for co-location or software hosting, data hosting or infrastructure hosting services to the Company;

(xvi) all agreements with the Significant Customers; or

(xvii) (A) agreement containing an agreement by the Company to provide any Person with access to the source code (other than Open Source Software) for any Company Products (other than source code escrow commitments entered into in the ordinary course of business for which the sole conditions that could trigger the release of such source code are either the bankruptcy or insolvency of the Company or the Company’s failure to satisfy its subscription and support obligations for such Company Product), or (B) any contract between the Company and an escrow agent to provide for the source code for any Company Products to be put in escrow.

Except as specifically disclosed on Schedule 5(n), the Company has performed in all material respects all obligations required to be performed by it and is not in default under or in breach in any material respect of nor in receipt of any written claim of default or breach in any material respect under any agreement required to be referenced in Section 5(n), and no event has occurred, which with the delivery of notice, the passage of time or both, would constitute such a default or breach in any material respect or event of noncompliance under any such agreement. To the Knowledge of the Company, the other party to each agreement has performed in all material respects all obligations required to be performed by it under such agreement. Each such agreement was awarded to and is held in the name of the Company and is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, against any other party to such contract, agreement or arrangement, subject to the Enforceability Exceptions. The Company has made available a correct and complete copy of each of the contracts which are referred to on Schedule 5(n), together with all amendments, waivers or other changes thereto.

(o) Government Contracts. The Company has established and maintains adequate internal controls for compliance with all Government Contracts, and all invoices submitted by the Company pursuant to any Government Contract were current, accurate and complete in all material respects upon submission. Except as set forth in Schedule 5(o), the Company has not (i) been suspended or debarred from government contracts by any Governmental Authority; (ii) been audited or investigated by any Governmental Authority with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority or other Person with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Authority any notice of breach, cure, show cause or default with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Authority for default or failure to perform.

(p) Insurance. Schedule 5(p) attached hereto lists and briefly describes each insurance policy currently maintained by the Company with respect to the Business. All premiums due and payable under each such policy have been paid, all of such policies are legal, valid, binding and enforceable and in full force and effect and the Company is not nor has ever been in breach or default with respect to its obligations under such policies. There has been no threatened termination of, or premium increase with respect to, any such policies. There are no claims by the Company pending under any such policies as to which coverage has been denied by the underwriters thereof. Since December 31, 2013, the Company has not had a claim which could reasonably be expected to cause a material increase in the rates of insurance for the Business. Set forth on Schedule 5(p) are all insurance claims in excess of $100,000 made under such policies since December 31, 2013.

(q) Litigation. Except as set forth on Schedule 5(q) attached hereto, there are no Actions pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, or before or by any Governmental Authority. The Company is not subject to any outstanding injunction, fine, judgment, order, or decree of any Governmental Authority. Notwithstanding the foregoing, the representations in this Section 5(q) shall not be applicable with respect to any Plan, as such is addressed in Section 5(s)(ii), or with respect to Taxes.

(r) Employees.

(i) To the Knowledge of the Company, except as set forth on Schedule 5(r)(i), no executive, key employee or group of employees of the Company (A) intends, either on or prior to the Closing Date or within three (3) months after the Closing Date, to terminate his, her or their employment with the Company in connection with the transactions contemplated hereby (in each case, other than a termination by such executive, key employee or group of employee directly as a result of the post-Closing employment terms offered by Parent or any of its Affiliates with respect to base salary, base wages and bonus and commission opportunities (other than equity based arrangements) that are not, in the aggregate, at a minimum, substantially comparable to the base salary, base wages and bonus and commission opportunities (other than equity based arrangements in effect immediately prior to Closing) or (B) is a party to any confidentiality, noncompetition, proprietary rights or other such agreement between such employee and any other Person besides the Company that would be material to the performance of such employee’s employment duties, or the ability of the Company to conduct its business.

(ii) Except as set forth on Schedule 5(r)(ii), with respect to the Company: (A) there are no collective bargaining agreements, collective bargaining relationships, or any other similar agreements with any labor union or labor organization; (B) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition, nor has any such labor organization or group of employees filed such a petition or made such a demand in the last five (5) years; (C) no union organizing or decertification activities are underway or threatened and no such activities have occurred within the past five (5) years, and no other question concerning representation exists; (D) there are no material labor relations disputes (including any past, current or threatened strikes, work stoppages, slowdowns, lockouts, or other material labor disputes) and no such disputes have occurred in the past three (3) years; (E) there are no workers’ compensation liabilities, experiences or matters arising outside of the ordinary course of business; (F) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company and no such charges or complaints have been filed against the Company in the past three (3) years; and (G) there are no material employment-related Actions or obligations of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company (or their officers or directors) of any law, regulation or contract, and no such Actions have been filed or obligations arisen against the Company in the past three (3) years.

(iii) There is no Liability to make any outstanding payment to any director, officer, employee or independent contractor, or to any former director, officer, employee or independent contractor by way of damages or compensation for loss of office or employment or engagement, or for termination or unfair or wrongful dismissal or for other grounds, and other than by the terms of an employment agreement between the Company and an employee of the Company, the Company does not have any obligation to employ or re-employ any person, including any former employee of the Company. The Company is not delinquent in the payment of any wages, salaries, bonuses, commissions, wage premiums, or any other compensation that has become due and payable to its employees, independent contractors, or other service providers pursuant to any law, contract, or employment policy.

(iv) Except as set forth on Schedule 5(r)(iv), the consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (B) except as provided under Section 1(h), accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (C) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

(v) The Company is in compliance, and for the past three (3) years has complied, in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, affirmative action, nondiscrimination, harassment, retaliation, equal pay, workers compensation, collective bargaining, immigration, vacation pay and accrual, and workplace safety. The Company has properly classified each person in all material respects who has performed services for the Company as an overtime exempt or non-exempt employee or as an independent contractor, and the Company has no material liability or obligations under any applicable law arising out of the classification of any Person who provides or has provided services to the Company, including but not limited to wages, taxes, penalties, social security, workers compensation, benefit plans or otherwise, as a result of any failure to properly classify any such Person.

(vi) The Company has made available to the Parent on September 19, 2016 a complete and accurate list (titled “Contractor Census with respect to all independent contractors and “Employee Census” with respect to all other service providers) containing the name of each current director, officer and employee of the Company and each Person who primarily performs services for the Business who is not employed by the Company, together with each such Person’s position or function, annual base salary, any non-standard employee benefit, and any incentive or bonus arrangement with respect to such person.

(vii) The Company has no outstanding liability under the WARN Act, with respect to employee layoffs implemented in the last three (3) years. Schedule 5(r)(vii) sets forth by date and location any employees terminated within the ninety (90) days preceding the Closing.

(s) Employee Benefits.

(i) Schedule 5(s)(i) contains an accurate and complete list of each Employee Benefit Plan maintained or contributed to or sponsored by the Company or with respect to which Company has any Liability or potential Liability (individually referred to herein as a “Plan” and collectively, the “Plans”). No Plan is or ever was subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA. The Company has no obligation to contribute to or any Liability or potential Liability (including actual or potential withdrawal Liability) with respect to any “multiemployer pension plan” (as defined in Section 3(37) of ERISA), any defined benefit pension plan or any employee benefit plan subject to Title IV of ERISA or of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code.

(ii) With respect to each of the Plans, all required contributions, payments and accruals have been made on a timely basis and in accordance with the terms of such Plans and applicable laws or, to the extent not yet due, properly accrued for on the books and records of the Company and there is no unfunded Liability related to Plans which is not taken into account in determining Working Capital. No Action, claims, audits, or investigations with respect to the Plans (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened.

(iii) No Plan provides (or could require the Company to provide) post-employment medical, dental, life or other welfare benefits other than (A) payment of accrued and unused vacation or paid time off upon termination of employment, (B) fully insured long-term disability benefits or (C) coverage mandated by Section 4980B of the Code or other applicable state continuation coverage law for which the covered individual pays the full cost of coverage.

(iv) Each Plan (and any predecessor plans that have been merged into such Plan) has been funded, administered and maintained, in form and operation in compliance in all material respects with its terms and all applicable laws and regulations, including, but not limited to, ERISA and the Code. Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that such Plan meets the requirements of Code Section 401(a), and, to the Knowledge of the Company, nothing has occurred that could adversely affect the qualification of any Plan that is intended to qualify under Section 401 of the Code.

(v) The Company has made available to Parent (A) a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description of all material terms) of each Plan and any related trust agreement or other funding instrument; (B) the most recent IRS determination letter, if applicable; (C) any summary plan description and other material written communication (or a description of any material oral communications) by the Company to its employees concerning the benefits provided under the Plan; and (D) the most recent financial statements, trustee annual report and annual report (a Form 5500 annual report) (including attached schedules).

(vi) Other than as disclosed in Schedule 5(r)(vii) or as set forth in Section 1(f) or Section 1(h) of this Agreement, the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment, funding or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan.

(t) Customers, Suppliers and Resellers.

(i) Schedule 5(t)(i)(A) attached hereto sets forth an accurate list of the thirty (30) largest customers (with a customer including any direct or indirect contract signed between the Company and that customer, including parent level buying entities) of the Company based on the annual recurring subscription revenue of each such customer for the most recent fiscal year and for the trailing seven (7)-month period ending on the Latest Balance Sheet Date (“Significant Customers”), along with the dollar amounts of annual recurring subscription revenue generated from each such Significant Customer for such periods. Schedule 5(t)(i)(B) attached hereto contains an accurate list of the ten (10) largest vendors or service providers of the Company, as measured by the dollar amounts of purchases therefrom for the trailing seven (7)-month period ending on the Latest Balance Sheet Date and for the most recent fiscal year and shows such measured amounts for such periods. Schedule 5(t)(i)(C) attached hereto sets forth an accurate list of all of the resellers of the Company Products who have resold in excess of $100,000 of Company Products for the most recent fiscal year and for the annualized amount for trailing seven (7)-month period ending on the Latest Balance Sheet Date (each, a “Significant Reseller”).

(ii) Except as set forth on Schedule 5(t)(ii), (A) no Significant Customer or Significant Reseller has indicated in writing (including by email) that it shall (1) stop purchasing or reselling, as applicable, or decrease the volume of purchases or resales, as applicable, of materials, products or services from the Company by more than $25,000 per year or (2) seek to (x) purchase or resell the products and services provided by the Company from any other supplier or vendor not currently providing such products and services to such customer or through such reseller, as applicable, or (y) convert any exclusive or single-source purchasing or reselling arrangement or relationship between such customer or reseller, as applicable, and the Company into a non-exclusive or multi-source arrangement or relationship, and (B) none of the vendors listed on Schedule 5(t)(i)(B) has indicated in writing that it shall stop, or significantly decrease the rate of, supplying, materials, products or services to the Company, other than in accordance with material, product or service lifecycle changes and similar changes to its business that do not prejudicially affect the Company.

(iii) Copies of the Company’s current forms of written agreements entered into between the Company and any of the customers of the Company have been made available to Parent. Schedule 5(t)(iii) sets forth a list of each customer of the Company who has entered into an agreement containing terms that are materially different from those reflected in one of the standard form agreements that have been made available to Parent. The Company has made available to Parent a copy of each of the Company’s written agreements (and in the case of binding oral agreements, a written summary of such agreement) with the Significant Customers and the customers listed on Schedule 5(t)(iii).

(iv) A detailed backlog of the Company’s customer engagements as of August 31, 2016 that are expected to require at least forty (40) hours of professional services (other than solely with respect to contractually recurring digital engagement services) complete is set forth on Schedule 5(t)(iv) (each such customer engagement, a “Backlog Customer Engagement”), reflecting for each Backlog Customer Engagement (A) the name of the customer, (B) the date of the contract between the customer and the Company, (C) the anticipated start date for implementation of the customer engagement, (D) the total budgeted number of hours required to complete the customer engagement, (E) a description of such customer engagement as either “new customer,” “expansion or upgrade” or “other” and (F) the annual contract value excluding setup and implementation fees of the customer in question.

(v) Except as set forth on Schedule 5(t)(v) (each, a “Failed Implementation,” and, collectively, the “Failed Implementations”), no customer engagement with such customer having an annual contract value of $30,000 or greater since January 1, 2014 has materially failed to be implemented on the contractual terms agreed to by the Company and such customer, except where such has been remedied in all material respects. Schedule 5(t)(v) sets forth for each Failed Implementation, the (A) name of the customer, (B) the date of the applicable contract between such customer and the Company, (C) the applicable anticipated start date, and (D) the date of such failure to implement, (E) the decrease in one-time or annual recurring contract value directly attributable thereto and (F) the annual contract value for the first year of such contract (less any payments made for subscription fees and less any settlement amount attributable to subscription fees) if the implementation had been successful.

(vi) The Company does not receive or hold, directly or indirectly (excluding for the avoidance of doubt deferred revenue held by the Company in connection with contracts with Company customers), any funds on behalf of any Company customer.

(u) Affiliate Interests. Except as set forth on Schedule 5(u) attached hereto, no officer, director, Equityholder or Affiliate of the Company or any immediate family member of such an officer, director, Equityholder or Affiliate has any agreement with the Company or any ownership or financial interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Business, except (i) employment relationships or relationships in a person’s capacity as a director or officer of the Company, (ii) the payment of compensation and benefits in the ordinary course of business or (iii) any agreement related to the ownership of any Company Capital Stock, Options or Non-Participating Options.

(v) Governmental Permits. Schedule 5(v) sets forth a list and brief description of each material permit, license, approval, certificate, registration, accreditation, and other authorization (collectively, “Permits”) obtained from any Governmental Authority held by the Company. The Company has fulfilled and performed in all material respects its obligations under each such Permit and no event has occurred which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any such Permit. There is no proceeding pending or threatened to revoke, modify or otherwise fail to renew any such Permit.

(w) Product Warranty. Each Company Product and service provided by the Company has been provided in material conformity with all applicable contractual commitments by which the Company is bound, and all express warranties by which the Company is bound, and the Company does not have any material Liability for replacement or repair thereof, other than Liabilities for which reserves have been established as set forth in the Latest Balance Sheet and, if applicable, the notes thereto.

(x) Environmental Matters.

(i) The Company is and has been in compliance in all material respects with all Environmental, Health and Safety Laws. The Company has not received any written notice or report regarding any material violation of, or material Liability under, any Environmental, Health and Safety Laws. The Company (nor any Person whose Liability the Company has assumed, undertaken or become subject to) has not treated, stored, manufactured, transported, handled, disposed, arranged for or permitted the disposal of, exposed any Person to, or released any toxic or hazardous substance, material or waste, or owned or operated any facility or property that is or has been contaminated by any such substance, material or waste, so as to give rise to any material Liability pursuant to any Environmental, Health and Safety Law. The Company (nor any Person whose Liability the Company has assumed, undertaken or become subject to) has no material Liability with respect to the presence of asbestos or other toxic or hazardous substances, materials or wastes in any product, item, property, building or other structure.

(ii) The Company has made available to Parent all material environmental, health or safety reports, audits, documents, or assessments in its possession or control relating to the Company or its facilities or operations.

(y) Sanctions, Import and Export Controls.

(i) The Company is and since January 1, 2012, has been in compliance with: (A) all applicable sanctions laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); (B) all applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”); and (C) the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury (collectively, the “Customs & International Trade Laws”), related to the regulation of exports, re-exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or any other transactions or business dealings, by or on behalf of the Company. Without limiting the foregoing, the Company has not submitted any disclosures nor received any notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation concerning, or is aware of any allegation involving or otherwise relating to, any alleged or actual violation of the Customs & International Trade Laws.

(ii) None of the Company nor any of its directors, officers, or employees, nor any agent, distributor, reseller or, to the Knowledge of the Company, any other Person acting for, at the direction, or on behalf of any of them has been or is designated on, or is owned or controlled by any Person that has been or is designated on, any list of restricted parties maintained by any applicable Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, and Commerce’s Denied Persons and Entity Lists. There is no pending or, to the Knowledge of the Company, threatened Action pending against or investigation by a Governmental Authority of, the Company, nor is there any order imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company by or before any Governmental Authority, in each case, in connection with an alleged violation of any applicable export control laws, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and OF AC.

(iii) Schedule 5(y)(iii) sets forth a list of all of licenses, agreements or authorizations issued related to Customs & International Trade Laws.

(z) Anti-Corruption.

(i) Since January 1, 2013, the Company, and, while acting for or on its behalf, each of the Company’s officers, directors and employees (the “Company Relevant Persons”) have not, and to the Knowledge of the Company, agents, distributors, or sub-distributors of the Company or other Persons, while acting for or on behalf of the Company (the “Other Relevant Persons”) have not, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010 or any other anti-corruption or anti-bribery law (collectively, the “Anti-Corruption Laws”) to the extent applicable to the Company’s operations.

(ii) The Company, the other Company Relevant Persons and, to the Knowledge of the Company, the Other Relevant Persons have not, directly or indirectly made any offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value to any Person for the purpose of inducing such Person to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by law) in each case in violation of applicable Anti-Corruption Laws.

(iii) To the Knowledge of the Company, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding the actual or possible violation of the Anti-Corruption Laws by the Company and since January 1, 2013, the Company has not received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of the Anti-Corruption Laws.

Section 6. Representations and Warranties of Parent and Merger Sub. As a material inducement to the Company to enter into and perform its obligations under this Agreement, as of the date hereof and as of the Closing (unless made as of a specific date), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Merger Sub (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (iii) is qualified to do business and is in good standing in every jurisdiction where such qualification is required, except where the failure so to qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect on Parent or Merger Sub.

(b) Authorization of the Transaction. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and to perform each of their obligations hereunder. This Agreement constitutes the valid and legally-binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement and each other agreement, document, instrument or certificate contemplated hereby to which Parent is a party, nor the consummation of the transactions contemplated hereby or thereby, shall (i) violate any law or other restriction to which Parent or Merger Sub is subject in any material respect, (ii) violate any provision of its organizational documents or (iii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject, except, in the case of clause (iii), for such breaches, accelerations, terminations or modifications as would not be, or reasonably be expected to be material to Parent or Merger Sub. Neither Parent nor Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except for necessary filings under the HSR Act. There are no Actions pending or threatened against or affecting Parent or Merger Sub at law or in equity, or before any Governmental Authority, which would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Neither Parent nor Merger Sub has an obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e) Financing. Concurrently with the execution of this Agreement, Parent has provided to the Company a true and complete copy of the executed equity commitment letter (the “Equity Financing Commitment”), by and between Parent and Vista Foundation Fund III, L.P. (“Sponsor”), pursuant to which Sponsor has committed that Sponsor or certain of its Affiliates will provide equity financing in the amount set forth therein for the purpose of funding payment of the Initial Merger Consideration and such other payment obligations of Parent set forth in Section 1 of this Agreement, subject to the terms and conditions set forth therein and in this Agreement (the “Equity Financing”). The Company and the Equityholders’ Representative (on behalf of each of the Equityholders) are express third-party beneficiaries of the Equity Financing Commitment. The Equity Financing Commitment has not been amended or modified prior to the date of this Agreement, and as of the date hereof (x) no such amendment or modification is contemplated and (y) the commitment contained in the Equity Financing Commitment has not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements related to the Equity Financing which expand conditions precedent, other than as set forth in the Equity Financing Commitment delivered to the Company prior to the execution of this Agreement. As of the date hereof, the Equity Financing Commitment (i) is in full force and effect and (ii) is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions, and there are no conditions precedent related to the funding of the full amount of the Equity Financing, other than as expressly set forth in this Agreement and in the Equity Financing Commitment. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under the Equity Financing Commitment. Assuming satisfaction of the conditions set forth in Section 2 of this Agreement and based upon facts and events known to Parent on the date hereof, Parent has no reason to believe, as of the date hereof, that any of the conditions to the funding of the Equity Financing required to be satisfied by it will not be satisfied by the time it is required to consummate the Closing hereunder. Assuming satisfaction of the conditions set forth in Section 2 of this Agreement and based upon facts and events known to Parent on the date hereof, the funds provided pursuant to the Equity Financing Commitment, if funded in accordance with the terms and conditions of the Equity Financing Commitment, will be sufficient for Parent to have at the Closing funds sufficient to (A) pay the Initial Merger Consideration and such other payment obligations of Parent set forth in Section 1 of this Agreement, (B) pay any and all fees and expenses required to be paid by Parent in connection with the transactions contemplated by this Agreement and (C) satisfy all of the other payment obligations of Parent contemplated hereunder that are required to be satisfied in connection with the Closing. Concurrently with the execution of this Agreement, Sponsor has duly executed and delivered to the Company the limited guarantee by Sponsor, dated as of the date of this Agreement, in favor of the Company (the “Limited Guarantee”). As of the date hereof, the Limited Guarantee (1) is in full force and effect and (2) is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to Enforceability Exceptions. As of the date hereof, (x) there is no default under the Limited Guarantee by Sponsor and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Sponsor.

(f) Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent formed for the purposes of engaging in the transactions contemplated hereby, including effecting the Merger. There is no agreement outstanding pursuant to which any Person (other than Parent) has any existing or contingent right to acquire any stock of Merger Sub. Merger Sub has conducted no activities other than those necessary or appropriate to effectuate the Merger and the transactions contemplated hereby.

Section 7. Termination.

(a) Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned, notwithstanding any Written Consent, at any time prior to the Closing only as follows:

(i) by mutual written consent of each of the Parties;

(ii) by either Parent, on the one hand, or the Company, on the other hand, in either case if there has been a breach of a representation or warranty where such breach would result in the failure of any of the conditions set forth in Section 2(a) or Section 3(a), as applicable, or breach of a covenant by the Company (in the case of termination by Parent) or by Parent or Merger Sub (in the case of termination by the Company) of such Party to be complied with or satisfied by it hereunder where such breach would result in the failure of any of the conditions set forth in Section 2(b) or Section 3(b), as applicable (so long as the Party seeking to terminate this Agreement has provided written notice of such breach and such breach has continued without cure for twenty (20) days after the notice of such breach has been delivered);

(iii) by either Parent, on the one hand, or the Company, on the other hand, in either case by delivery of written notice of termination to the other Party prior to the Closing, if the transactions contemplated hereby have not been consummated by December 31, 2016 (the “Termination Date”); or

(iv) by Parent providing written notice to the Equityholders’ Representative, if the Company does not deliver the Written Consent or the Joinder Agreement, in each case executed by the Significant Equityholders, to Parent within 24 hours following the execution of this Agreement;

provided, however, that no Party shall be entitled to terminate this Agreement pursuant to this Section 7(a) if (A) that Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time or (B) that Party has failed to satisfy any condition set forth in Section 2 or Section 3, as applicable, that such Party was required to satisfy prior to the Closing.

(b) Effect of Termination. In the event of termination of this Agreement as provided in Section 7(a) hereof, this Agreement will forthwith become void and there will be no liability or obligation hereunder on the part of either the Parent or the Company or any of their respective Affiliates, except for the provisions of this Section 7, Section 9(b), Section 9(e), and Section 10 hereof (all of which will survive any such termination) and except as provided in the following sentence. If this Agreement is terminated other than pursuant to Section 7(a), such termination will not affect any right or remedy which accrued hereunder or under applicable laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each Party may enforce all rights and remedies available to such Party hereunder or under applicable laws in respect of such termination and so that any Party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

(c) Waiver of Rights. Each Party shall be deemed to have waived its rights to terminate this Agreement upon consummation of the transactions contemplated hereby. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Section 2 or Section 3 hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing; any such written waiver shall constitute a waiver only of the specific matters set forth therein.

Section 8. Indemnification.

(a) Survival. All of the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other agreement or writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party or the acceptance of any certificate) and shall continue in full force and effect as further set forth in this Section 8(a). Notwithstanding the foregoing or anything to the contrary contained herein, no Party shall be entitled to recover for any Loss (as defined below) arising from or as a result of a breach of representations and warranties set forth in Sections 5 or 6, unless written notice thereof is delivered to the other Party or Parties, as applicable, on or prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall be the date that is twelve (12) months following the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be: (i) with respect to any Loss arising from or as a result of a breach of the representations and warranties of the Company set forth in Sections 5(a) (Organization; Capitalization), 5(b) (Authorization of the Transaction), 5(c)(i) and 5(c)(ii) (Noncontravention), 5(d) (Brokers’ Fees), 5(e) (Subsidiaries and Investments) and 5(u) (Affiliate Interests), the Applicable Limitation Date shall be the third (3rd) anniversary of the Closing Date; (ii) with respect to any Loss arising from or as result of a breach of the representations and warranties of the Company set forth in Sections 5(1) (Tax Matters), the Applicable Limitation Date shall be the date which is the earlier of (x) thirty (30) days following the expiration of the statute of limitations applicable to the particular Tax matters at issue and (y) the seventh (7th) anniversary of the Closing Date and (iii) with respect to any Loss arising from or as a result of a breach of the representations and warranties of Parent set forth in Sections 6(a)

(Organization), 6(b) (Authorization of the Transaction), 6(c)(ii) (Noncontravention) and 6(d) (Brokers’ Fees), the Applicable Limitation Date shall be the fifth (5th) anniversary of the Closing Date. The Applicable Limitation Date with respect to all covenants and agreements contained herein shall be the date that is ninety (90) days after the Closing Date, except for those covenants and agreements which by their terms contemplate actions following the Closing, in which such case, the Applicable Limitation Date shall be the date that is ninety (90) days after the date on which such actions were to be taken. Notwithstanding anything in this Section 8(a) to the contrary, in the event that (1) any breach of any representation or warranty by the Company constitutes fraud or willful misconduct, or (2) any breach of any representation or warranty by Parent or Merger Sub constitutes fraud or willful misconduct, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged party or the acceptance of any certificate) and shall continue in full force and effect without any time limitation with respect to such breach.

(b) Indemnification.

(i) From and after the Effective Time, each of the Equityholders (each, a “Responsible Person”), severally (and not jointly), pro rata based upon each such Responsible Person’s Pro Rata Share, shall indemnify and hold harmless Parent and its officers, directors, shareholders, employees and Affiliates (including, after the Effective Time, the Surviving Corporation) (collectively, as the case may be, the “Parent Group”), against any loss, Liability, deficiency, Tax, damage, fine, penalty or expense (excluding punitive and exemplary damages, unless, in each such case, such damages are incurred as a result of a third party claim, but including reasonable out-of-pocket legal expenses and costs, including costs of investigation, and to the extent reasonably foreseeable, indirect and consequential damages) (each, a “Loss”), which they suffer, sustain or become subject to as the result of (A) the breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of the Company at or prior to the Closing, (B) the breach by the Company of any covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of the Company at or prior to the Closing, (C) any Indebtedness of the Company and any Transaction Expenses, in each case that are not paid in full at the Closing or taken into account in the calculation of the Merger Consideration, (D) actual or claimed inaccuracies in the Distribution Waterfall, (E) any claims by any current, past or putative holder of Company Capital Stock, in his, her or its capacity as such, including as a result of or in connection with the Dissenting Shares, Dissenting Share Payments, the exercise of appraisal rights (net of any amount that would otherwise have been payable to the holder of Company Capital Stock exercising any appraisal rights), or any distribution of Series AA Per Share Merger Consideration, Common Per Share Merger Consideration and/or Option Per Share Merger Consideration to the Equityholders pursuant to the Distribution Waterfall, (F) any claims by any current, past or putative holder of Options in his or her capacity as such including as a result of or in connection with any distribution of Series AA Per Share Merger Consideration, Common Per Share Merger Consideration and/or Option Per Share Merger Consideration pursuant to the Distribution Waterfall and including the determination of the vested and unvested status of any Options, (G) (1) any and all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing

Date (“Pre-Closing Tax Period”), (2) any and all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any of their predecessors) is or was a member on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law), and (3) any and all Taxes with respect to a Pre-Closing Tax Period of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, or by contract, which Taxes arose pursuant to an event or transaction occurring before the Closing, and (H) any matter set forth on Schedule 8(b)(i)(H).

(ii) Parent shall indemnify and hold harmless the Equityholders against any Losses which they suffer, sustain or become subject to as the result of a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of Parent at or prior to the Closing (provided that this clause (ii) shall not derogate from Parent’s rights or recoveries pursuant to Section 8(b)(i) above).

(iii) For purposes of Sections 8(b)(i)(A) and 8(b)(ii), in determining whether there has been a breach of any representation or warranty, and in calculating the amount of any Loss with respect to any such breach, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect,” “in all material respects” and similar phrases shall be disregarded.

(iv) After the Closing, the Parent Group shall not be entitled to recover under Section 8(b)(i)(A) for any Losses arising from or as a result of a breach of representations and warranties set forth in Section 5 (other than representations and warranties described in Sections 8(a)(i) and 8(a)(ii)) unless each individual Loss for such breach exceeds fifty thousand U.S. dollars ($50,000) (the “Minimum Threshold”) (it being understood and agreed that if a common or similar set of occurrences, events or sets of facts results in Losses, such Losses shall be aggregated for purposes of determining if the Minimum Threshold has been satisfied). The Parent Group shall not be entitled to recover under Section 8(b)(i)(A) for any Losses arising from or as a result of a breach of representations and warranties set forth in Section 5 (other than representations and warranties described in Sections 8(a)(i) and 8(a)(ii)) unless the aggregate Losses for all such breaches above the Minimum Threshold exceeds One Million Five Hundred Thirty Thousand U.S. dollars ($1,530,000) (the “Basket”) (at which point the Parent Group shall be entitled to indemnification from and against all such Losses in excess of the Basket, and not for any such Losses equal to or below the Basket) and the Parent Group shall not be entitled to recover under Section 8(b)(i)(A) (other than Losses arising from or as a result of a breach of representations and warranties described in Section 8(a)(i) and 8(a)(ii)) for more than an amount equal to, in the aggregate, the Indemnity Escrow Amount (the “Cap”). None of the Minimum Threshold, the Basket or the Cap shall apply to any such Loss arising from or as a result of (i) either an action or inaction that constitutes fraud or willful misconduct (and no such Losses shall count towards satisfaction of the Minimum Threshold, the Basket or the Cap) or (ii) a breach of representations and warranties described in Section 8(a)(i) and 8(a)(ii); provided that the aggregate maximum liability of each Responsible Person for Losses pursuant to clauses (i) and (ii) of this sentence shall not exceed the consideration actually received by such Responsible Person pursuant to this Agreement.

(v) No limitation shall apply to the liability of any individual Responsible Person for any Loss arising from or as a result of either an action or inaction that constitutes fraud or willful misconduct committed by such Responsible Person. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Responsible Person be liable under this Agreement or in connection with the transactions contemplated hereby for amounts in excess the consideration actually received by such Responsible Person pursuant to this Agreement, except in the case of fraud or willful misconduct committed by such Responsible Person.

(vi) Any Person making a claim for indemnification under this Section 8(b) (an “Indemnified Party”) must give the indemnifying party (the “Indemnifying Party”) written notice of such claim describing such claim and the nature and amount, or anticipated amount, of the Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly (but in any event no later than forty-five (45) days) after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 8(b), except to the extent such claim or the Indemnifying Party is materially prejudiced as a result thereof. Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party may assume the defense of such matter; provided that (A) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (B) the Indemnified Party may participate in the defense of such claim, at its own expense, with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business and (C) the Indemnifying Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability and obligations with respect thereto. If, within such thirty (30) day period, the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to matter without the consent of the Indemnifying Party; provided, however, that if such consent is not obtained, such settlement shall not be dispositive of the amount of or existence of any indemnifiable Loss hereunder. The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this Section 8(b).

(vii) In the event an Indemnified Party has a claim for indemnity under this Section 8 against the Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party agrees to deliver to the Indemnifying Party a Claim Notice within forty-five (45) days after the Indemnified Party becomes aware of such Direct Claim; provided that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 8(b), except to the extent such claim is materially prejudiced as a result thereof.

(viii) As of the Effective Time, Parent, the Escrow Agent and the Equityholders’ Representative shall execute and deliver the Escrow Agreement, and Parent shall deposit (A) the Working Capital Escrow Amount with the Escrow Agent to be held as a trust fund for the purpose of securing the purchase price obligations set forth in Section 1(j) and (B) the Indemnity Escrow Amount with the Escrow Agent to be held as a trust for the purpose of securing the indemnification obligations set forth in this Section 8. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and the Pro Rata Shares set forth in the Distribution Waterfall. Interest earned on the Escrow Amount shall become part of the Escrow Fund and shall be held in escrow and distributed in accordance with the Escrow Agreement. The termination of the Escrow Fund and the distribution of the remaining Escrow Amount shall be as set forth in the Escrow Agreement.

(ix) From and after the Closing, any indemnification to which a member of the Parent Group is entitled under this Agreement, subject to the applicable limitations set forth in Section 8(b)(iv), as a result of any Loss shall be first satisfied by recouping all of such Loss from the Indemnity Escrow Fund by such member of the Parent Group in accordance with the terms of the Escrow Agreement until the Indemnity Escrow Amount is exhausted or released pursuant to the terms of the Escrow Agreement subject to the Applicable Limitation Dates and subject to the last sentence of this Section 8(b)(viii); provided that all payments made to the Parent Group from the Indemnity Escrow Fund shall reduce each Responsible Person’s contribution to the Indemnity Escrow Fund pro rata based on such Responsible Person’s Pro Rata Share. If the Indemnity Escrow Amount is not sufficient to pay the entire amount of any such claim, other than with respect to claims made under Section 8(b)(i)(A) for any Losses arising from or as a result of a breach of representations and warranties set forth in Section 5 (other than representations and warranties described in Sections 8(a)(i) and 8(a)(ii)), such member of the Parent Group shall have all other rights and remedies available to it to recover any remaining amount directly from the Responsible Persons in accordance with each such Responsible Person’s Pro Rata Share, subject to the limitations set forth in Section 8(b)(iv) and the Applicable Limitation Dates.

(x) All indemnification payments made pursuant to this Section 8 will be deemed to be adjustments to the Merger Consideration (including, for the avoidance of doubt, for Tax purposes).

(xi) For purposes of calculating the amount of Loss incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by (A) the amount of any insurance proceeds actually paid to such Indemnified Party in respect of such Loss, net of any deductible amounts, any increase in premiums related thereto and any costs associated with obtaining such insurance proceeds, (B) the amount of any net Tax benefit actually realized by such Indemnified Party in respect of such Loss in the taxable year of such Loss or the next succeeding taxable year, as calculated on a with and without basis, and (C) the amount of any indemnification, contribution, and other similar payment proceeds actually recovered by such Indemnified Party in respect of such Loss, net of any costs associated with obtaining such proceeds.

(xii) Each of the Parties acknowledges and agrees that the indemnification provisions set forth in this Section 8 shall be the exclusive remedy of the Parties with respect to any breaches of the representations, warranties, covenants, or agreements set forth in this Agreement, it being agreed that nothing herein shall limit or impair any Party’s right to obtain specific performance or other injunctive relief with respect to any such breach of any such representation, warranty, covenant, or agreement.

(xiii) Notwithstanding anything to the contrary herein, Losses for purposes of this Section 8 shall not include any amounts actually taken into account in the final determination of Merger Consideration and in each case resulting in a corresponding decrease to the Merger Consideration (it being understood and agreed that the intent of this Section 8(b)(xiii) is to avoid duplication or “double counting” of the same liability hereunder).

(xiv) Notwithstanding anything to the contrary herein, no member of the Parent Group shall be entitled to indemnification or recovery for, and Losses shall not include, (A) except for any Losses for Taxes attributable to a breach of a representation or warranty contained in Sections 5(l)(ix), (x), (xi), (xv), (xvii) and (xviii), any Taxes of the Company or any of its Subsidiaries with respect to any taxable period or portion thereof beginning after the Closing Date, (B) any limitation or diminution of or on any Tax attribute of the Company or any of its Subsidiaries, (C) any Taxes described on Schedule 8(b)(xiv)(C) or (D) any Taxes included in the calculation of the 336(e) Adjustment to the extent such Taxes do not exceed the 336(e) Adjustment Cap.

Section 9. Additional Agreements.

(a) Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made (i) prior to the Closing without the prior written consent of each of the Parties or (ii) after the Closing without the prior written consent of Parent, except as provided in the Representative Side Letter; provided, however, that notwithstanding anything to the contrary in this Section 9(a) or otherwise, the filing with the U.S. Securities and Exchange Commission and issuance, as applicable, by Actua of (A) a Form 8-K in the form attached hereto as Exhibit L disclosing the terms of this Agreement and the transactions contemplated hereby (and attaching thereto a copy of this Agreement and a press release in form and substance reasonably satisfactory to Parent) and (B) the Financial Statements (as defined in the Representative Side Letter) to the extent permitted under the Representative Side Letter shall, in each case, be expressly permitted by this Section 9(a); provided, further, that such Form 8-K shall be filed on the earliest to occur of (1) prior to market open on the fourth (4th) Business Day following the date of this Agreement, (2) prior to market open on September 26, 2016 and (3) at any such time following the date hereof that Actua and its counsel reasonably determines that such timing of such filing is necessary or advisable in order to comply with the disclosure requirements of the U.S. Securities and Exchange Commission and/or any applicable stock exchange, and Actua shall notify Parent of any such determination as promptly as practicable as such determination is made.

(b) Transaction Expenses. Each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby; provided that the Equityholders shall be responsible for the Transaction Expenses.

(c) Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and the Company, on the one hand, and the Equityholders, on the other hand, for certain Tax matters following the Closing Date (it being understood that for purposes of this Section 9(c), the term “Company” shall be deemed to refer to and include the Company and each of the Company’s Subsidiaries).

(i) Apportionment of Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(ii) Cooperation. Parent, the Company and the Equityholders’ Representative shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(iii) Preparation of Tax Returns.

(A) The Equityholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns of the Affiliated Group which includes the Company and the common parent of which is Actua (the “Seller Tax Returns”). Such Seller Tax Returns shall be prepared in a manner consistent with past practice to the extent related to the Company, except as otherwise required by applicable law. At least twenty (20) days prior to the due date of any Seller Tax Return (taking into account extensions), the Equityholders’ Representative shall provide a draft of the portions of such Seller Tax Return related to the Company to Parent for the Parent’s review and comment. The Equityholders’ Representative shall take into consideration any changes to such Seller Tax Returns reasonably requested by Parent.

(B) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are first due after the Closing Date (taking into account any extensions) for any taxable period of the Company ending on or before the Closing Date and for any Straddle Period of the Company, other than Seller Tax Returns (the

“Company Tax Returns”). Such Company Tax Returns shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by applicable law; provided, that, , any Company Tax Returns that are income Tax Returns shall be prepared in a manner consistent with Seller Tax Returns as provided by the Equityholders’ Representative pursuant to Section 9(c)(iii)(A), to the extent such Seller Tax Returns are related to the Company. At least twenty (20) days prior to the due date of any Company Tax Return (taking into account extensions), Parent shall provide a draft of such Company Tax Return to the Equityholders’ Representative for the Equityholders’ Representative’s review and written approval (such approval not to be unreasonably withheld, conditioned or delayed). Parent shall, or shall cause the Company, to make all changes to such Company Tax Returns reasonably requested by the Equityholders’ Representative. Any disputes as to such changes shall be submitted to the Independent Accounting Firm, the decision of which shall be final, binding and conclusive and the expenses of which shall be shared equally between the Parent, on the one hand, and the Equityholders, on the other hand. If the Independent Accounting Firm is unable to make a determination with respect to any disputed item prior to the due date for the filing of Company Tax Return in question, then (i) the Company may file such Company Tax Return in accordance with the Company’s reasonable position (“Reasonable Position Returns”) and (ii) if the Independent Accounting Firm subsequently determines that such Company Tax Return should be amended, the Company shall file an amended Company Tax Return reflecting the Independent Accounting Firm’s determination. No member of Parent Group shall be entitled to indemnification or recovery for, and Losses shall not include, (i) Taxes paid in connection with the filing of Reasonable Position Returns to the extent such Taxes are a disputed item subject to the Independent Accounting Firm’s review, (ii) interest, penalties or other charges, fees or expenses arising out of or related to late payment or late filing of Company Tax Returns and (iii) Taxes paid in connection with filing Tax Returns that serve as requests for extension of time to file (including IRS Form 7004 and comparable or analogous other Tax forms, “Extension Returns”). For the avoidance of doubt, the indemnification provided in Section 8(b)(G)(1) shall apply (subject to any qualifications and limitations set forth in this Agreement) to disputed Taxes that were paid in connection with Reasonable Position Returns and Taxes paid in connection with Extension Returns as and when the amount of such Taxes are finally determined (and only to the extent of such Taxes as finally determined) following the filing of the applicable Company Tax Return that includes such Taxes as finally determined pursuant to the procedures set forth in this Section 9.3(c)(iii)(B) (i.e., after the filing of such Company Tax Return as mutually agreed upon by Parent and Equityholders’ Representative or after the filing of such Company Tax Return following determination of all disputes by the Independent Accounting Firm).

(C) Without the Equityholders’ Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Parent will not, and will not cause the Company or any of their Affiliates to, take any of the following actions that could have an effect with respect to Taxes or Tax Returns in each case for any Pre-Closing Tax Period, if such action could reasonably be expected to give rise to an indemnification claim against the Responsible Persons under this Agreement or otherwise result in amounts for which Responsible Persons could become liable or responsible: (1) amend, file, re-file or otherwise modify any Tax Return of the Company or (2) except for the Section 336(e) Elections, make, revoke or modify any Tax election with respect to the Company, in each case, unless as a condition or result of the judgment or settlement of a Tax Proceeding resolved in accordance with the procedures set forth in Section 9.3(c)(v) or made or done in accordance with VDA Procedures as set forth in Section 9(c)(v).

(iv) Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, Parent shall cause the Company to carry on its business only in the ordinary course in the same manner as previously conducted and shall not make or cause to be made or permit any extraordinary transaction that would result in Losses with respect to Taxes for which indemnification pursuant to this Agreement would be required or for which the Equityholders would otherwise be responsible.

(v) Tax Proceedings. Parent shall give reasonably prompt written notice to Equityholders’ Representative of any dispute or claim or the commencement of any audit, suit, action or proceeding (excluding any VDA Procedure, which shall be addressed in paragraph (C) of this Section 9(c)(v)) related to Taxes with respect to the Company with respect to a Pre-Closing Tax Period (in each case, a “Tax Proceeding”).

(A) The Equityholders’ Representative shall have the right to control the defense of any Tax Proceeding to the extent related to Losses with respect to which the Responsible Persons could reasonably be expected to have to provide indemnification pursuant to this Agreement (a “Seller Proceeding”); provided that (x) Parent shall have the right to participate in any such Seller Proceeding, (y) the Equityholders’ Representative shall keep the Parent reasonably informed of the status of such Tax Proceeding (including providing Parent with copies of all written correspondence regarding such matter), and (z) to the extent that any Seller Proceeding (other than a Seller Proceeding related to income Taxes of the Affiliated Group which includes the Company and the common parent of which is Actua) (1) is related to a taxable period (or portion thereof) beginning after the Closing Date or (2) could reasonably be expected to affect the Tax liability of the Parent or the Company in a taxable period (or portion thereof) beginning after the Closing Date, Equityholders’ Representative shall not consent to the entry of any judgment or enter into any settlement without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(B) Parent shall control the defense of any Tax Proceeding other than a Seller Proceeding (a “Company Proceeding”); provided that to the extent an indemnification claim against the Responsible Persons under this Agreement could reasonably be expected to result from any such Company Proceeding, (x) the Equityholders’ Representative shall have the right to participate in any such Company Proceeding, (y) Parent shall keep the Equityholders’ Representative reasonably informed of the status of such Company Proceeding (including providing Equityholders’ Representative with copies of all written correspondence regarding such matter), and (z) neither Parent nor the Company shall consent to the entry of any judgment or enter into any settlement without the consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(C) Notwithstanding anything to the contrary herein, each of Parent and the Company shall, subject to the provisions of this Section 9.3(c)(v)(C), have the right to (i) enter into and control “voluntary disclosure agreements” or other similar programs with applicable taxing authorities for all Pre-Closing Tax Periods (such programs, “VDA Procedures”) with respect to income or sales and use Taxes and/or (ii) file a sales and use Tax

Return with respect to any Pre-Closing Tax Period in a jurisdiction in which the Company had not previously filed sales and use Tax Returns in such Pre-Closing Tax Periods. Prior to Parent or the Company initiating any contact with a taxing authority with respect to any VDA Procedures, or filing any such sales and use Tax Return for any Pre-Closing Tax Period, Parent shall notify the Equityholders’ Representative and obtain the Equityholders’ Representative’s written consent (not to be unreasonably withheld, conditioned or delayed). Any dispute regarding the initiation of such contact or VDA Procedures or the filing of any such sales and use Tax Return shall be submitted to the Independent Accounting Firm, and if the Independent Account Firm reaches a finding that it is “more likely than not” that an outstanding Tax liability exists with respect to the applicable Pre-Closing Tax Period in the applicable jurisdictions where Parent intends to initiate contact or VDA Procedures or file any such sales and use Tax Return, then Parent or the Company shall be able to proceed with such VDA Procedures or the filing of such sales and use Tax Returns (notwithstanding any lack of consent from the Equityholders’ Representative). The decision of the Independent Accounting Firm shall be final, binding and conclusive and the expenses of the Independent Accounting Firm be shared equally between the Parent, on the one hand, and the Equityholders, on the other hand. With respect to any VDA Procedures initiated pursuant to this paragraph (C), the Equityholders’ Representative shall have the right to participate in any such proceedings and to employ counsel at its own expense, and with respect to any such sales and use Tax Returns filed pursuant to this paragraph (C), Parent or the Company shall submit such Tax Return to the Equityholders’ Representative for its review and comment at least twenty (20) days before filing such Tax Return. In connection with any VDA Procedure related to sales and use Taxes or filing of a sales and use Tax Return pursuant to this Section 9.3(c)(v)(C), Parent and the Company shall use their commercially reasonable efforts to collect the applicable sales and use Taxes to mitigate the sales and use Taxes at issue to the greatest extent possible. In connection with any VDA Procedure related to income Taxes, to the extent the result of the VDA Procedure includes the assessment of income Taxes arising out of or related to the Section 336(e) Election, no member of Parent Group shall be entitled to indemnification or recovery for, and Losses shall not include, such income Taxes to the extent the total amount of Section 336(e) Adjustment paid pursuant to this Agreement is less than the 336(e) Adjustment Cap.

(D) To the extent that the provisions of this Section 9(c)(v) overlap or contradict the provisions of Section 8(b)(vi), the provisions of this Section 9(c)(v) shall govern.

(vi) Tax Refunds. Any refunds of Taxes, including any interest received from a Governmental Authority thereon and net of any Taxes imposed thereon or reasonable expenses incurred with respect thereto, attributable to any Pre-Closing Tax Period of the Company shall be for the account of the Equityholders, except to the extent such refund is attributable to a Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date or was taken into account as a Current Asset in the determination of Final Working Capital. Promptly upon the Company’s (or any of its Affiliates’) receipt of any such refund, Parent shall pay over, by wire transfer of immediately available funds, any such refund, including any interest received by an applicable Governmental Authority thereon and net of any Taxes imposed thereon or reasonable expenses incurred with respect thereto, to the Paying Agent (for the benefit of the Stockholders) and the Company (for the benefit of the Optionholders), in each case, to be distributed in accordance with the applicable Pro Rata Shares set forth in the

Distribution Waterfall. All such amounts for which a refund could be claimed shall be claimed as a cash refund rather than as a credit against future Tax liabilities. Upon the Equityholders’ Representative’s request and at the Equityholders’ expense, Parent shall take any reasonable action necessary for the Company to promptly claim refunds attributable to any Pre-Closing Tax Period and cause the Company to claim refunds attributable to any Pre-Closing Tax Period within the statutorily required time period. Notwithstanding anything in this Agreement to the contrary, in the event that any such refund of Taxes is subsequently determined by any Governmental Authority to be less than the amount paid to the Equityholders, the Equityholders shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refund owed to a Governmental Authority) to Parent. All Transaction Tax Deductions shall be considered to arise in the Pre-Closing Tax Period to the extent permitted by applicable Tax law. All items of loss, deduction and credit of the Company attributable to a Pre-Closing Tax Period shall be used for income Tax purposes first to offset items of income and gain attributable to such Pre-Closing Tax Period and thereafter shall be carried back to the extent permitted by applicable Tax law.

(vii) Other Tax Matters. All Tax-sharing agreements or similar agreements (other than agreements entered into in the ordinary course of business and not primarily related to Taxes) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(viii) Section 336(e) Election.

(A) Actua, Seller and the Company hereby agree to make timely elections under Code Section 336(e) (and any corresponding election under state Tax law) with respect to the purchase and sale of the Company Capital Stock and with respect to the indirect purchase and sale of the equity interests of each of the Company’s U.S. Subsidiaries for income Tax purposes hereunder (collectively, the “Section 336(e) Elections”). The first sentence of this paragraph (A) is intended by the Parties hereto to meet the requirements of Treasury Regulation Sections 1.336-2(h)(l)(i). Each of Seller, Actua, and the Company shall take any and all actions necessary in order complete the Section 336(e) Elections in the manner described in Treasury Regulation Sections 1.336-2(h)(l) (and any corresponding requirements under applicable state Tax law). No later than twenty (20) days prior to the applicable due date for timely filing, the Equityholders’ Representative shall deliver to Parent the election statement for each Section 336(e) Election described in Treasury Regulations Section 1.336-2(h)(5) for Parent’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed). Promptly following the consummation of the Section 336(e) Elections, the Equityholders’ Representative shall provide evidence reasonably satisfactory to Parent that the Section 336(e) Elections have been properly executed and filed (including a copy of such election and any related schedules, forms or other documentation) to the extent the Equityholders’ Representative is responsible for such filing.

(B) The Merger Consideration and other items properly includible in the aggregate deemed asset disposition price (“ADADP”) of the Company pursuant to the Section 336(e) Election shall be allocated among the assets of the Company in accordance with Section 336(e) of the Code, the regulations thereunder and the principles set forth in Exhibit I attached hereto (the “Allocation Methodology”).

(C) Within sixty (60) days following the Closing Date, the Equityholders’ Representative shall provide Parent with (i) a statement setting forth an allocation of the ADADP among the assets of the Company in accordance with the Allocation Methodology for Tax Purposes (the “Purchase Price Allocation”) and (ii) a statement setting forth a calculation of the 336(e) Adjustment as of the Closing Date prepared in good faith and in accordance with the Purchase Price Allocation (the “Closing Date 336(e) Adjustment”) (in each case, to the extent components of the Merger Consideration have not yet been finally determined pursuant to Section 1(j), using such components as calculated for purposes of the Initial Merger Consideration). If, within fifteen (15) days following the date of receipt of the Purchase Price Allocation and the Closing Date 336(e) Adjustment, Parent does not dispute the Equityholders’ Representative’s calculation of either, then the Purchase Price Allocation and Closing Date 336(e) Adjustment shall be final, binding and conclusive upon the Parties for purposes of Tax reporting and determining the payment contemplated in this Section 9(c)(viii)(C). If Parent disagrees with the Equityholders’ Representative’s calculation of either the Purchase Price Allocation or the Closing Date 336(e) Adjustment, then, within such fifteen (15) days, the Parent shall notify the Equityholders’ Representative of such disagreement in writing. The parties shall negotiate in good faith for five (5) days to attempt to resolve such disagreement. Any disagreement unresolved at the end of this period shall be promptly submitted to the Independent Accounting Firm, whose resolution shall be provided within fifteen (15) days of receipt of such submission, shall be final, binding and conclusive on the parties and the costs of which shall be split equally between Parent, on the one hand, and the Equityholders, on the other hand. The Closing Date 336(e) Adjustment, as determined pursuant to this Section 9(c)(viii)(C) after all actions and procedures described herein have been completed, is hereinafter referred to as the “Final Closing Date 336(e) Adjustment.” The Final Closing Date 336(e) Adjustment shall be paid by the Parent (as provided in Section 9(c)(ix)) to the Equityholders’ Representative for remittance to the appropriate Governmental Authorities (or shall be paid directly by Parent or the Company to the appropriate Governmental Authorities, as applicable). Except as otherwise required by law, (1) none of the Parties will take a position on any Tax Return or in any Tax proceeding inconsistent with the Purchase Price Allocation, and (2) the Parties shall file all Tax Returns and forms consistently with the Purchase Price Allocation; provided, however, the Parties acknowledge that the allocation may be different between ADADP and “adjusted grossed up basis (AGUB)” as required by the regulations under Code Section 336(e).

(ix) Payment of Final Closing Date 336(e) Adjustment. The Final Closing Date 336(e) Adjustment shall be paid by Parent to the Equityholders’ Representative for remittance to the appropriate Governmental Authorities (or shall be paid directly by Parent or the Company to the appropriate Governmental Authorities, as applicable) promptly after the determination of such amount becomes final in accordance with Section 9(c)(viii)(C). For the avoidance of doubt, the Equityholders’ Representative shall not be entitled to any payment of the Final Closing Date 336(e) Adjustment pursuant to Section 9(c)(viii)(C) and this Section 9(c)(ix) for more than an amount equal to the 336(e) Adjustment Cap.

(x) For purposes of this Agreement, “336(e) Adjustment” means the amount determined in a manner consistent with the methodology and sample calculation included in Exhibit J equal to the sum of (1) the excess of the amount of Tax imposed as a result of the Merger by virtue of the Section 336(e) Elections over the amount of Tax that would have been imposed in the absence of such elections, and (2) a “gross-up” amount to reflect additional Taxes imposed as a result of receiving the 336(e) Adjustment. For the avoidance of doubt, no 336(e) Adjustment will be paid to Equityholders other than Seller.

(xi) Notwithstanding Section 9(c)(viii)(C) and Section 9(c)(ix), in the event the Final Closing Date 336(e) Adjustment as determined and paid pursuant to such Sections used components as calculated for purposes of the Initial Merger Consideration instead of components used for calculation of the Merger Consideration as finally determined pursuant to Section 1(j), the parties shall re-determine the Final Closing Date 336(e) Adjustment using only components for calculation of the Merger Consideration as finally determined pursuant to Section 1(j) as soon as practicable, but no later than twenty (20) days, after such components are finally determined. Any disagreement between the parties at the end of this period shall be promptly submitted to the Independent Accounting Firm, whose resolution shall be provided within fifteen (15) days of receipt of such submission, shall be final, binding and conclusive on the parties and the costs of which shall be split equally between Parent, on the one hand, and the Equityholders, on the other hand. The re-determined Final Closing Date 336(e) Adjustment pursuant to this Section 9(c)(xi) shall be called the “Re-determined Final Closing Date 336(e) Adjustment.” In the event the Re-determined Final Closing Date 336(e) Adjustment is greater than the Final Closing Date 336(e) Adjustment, the difference shall be paid by Parent to the Equityholders’ Representative for remittance to the appropriate Governmental Authorities (or shall be paid directly by Parent or the Company to the appropriate Governmental Authorities, as applicable); provided, that the Equityholders’ Representative shall not be entitled to any payment of the sum of (x) the Final Closing Date 336(e) Adjustment plus (y) the difference between the Re-determined Final Closing Date 336(e) Adjustment and Final Closing Date 336(e) Adjustment, in excess of the 336(e) Adjustment Cap. In the event the Re-determined Final Closing Date 336(e) Adjustment is less than the Final Closing Date 336(e) Adjustment, the portion of the difference between the two which had previously been paid by Parent to the Equityholders’ Representative for remittance to the appropriate Governmental Authorities shall be paid by the Equityholders’ Representative to Parent.

(d) [Intentionally Omitted.]

(e) Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall keep, and shall cause each of their respective Affiliates, employees, equityholders, advisors, agents and representatives to keep, confidential all information and materials regarding any other Party. If the transactions contemplated hereby are not consummated, Parent and each of its Affiliates, employees, equityholders, advisors, agents and representatives shall maintain the confidentiality of all non-public, proprietary information obtained during its due diligence review of the Company and destroy all documents received from the Company and all copies thereof containing any such information. Each Equityholder shall not, and shall not permit its Affiliates, employees, stockholders, advisors, agents and representatives to, disclose the terms and provisions of this Agreement without the prior written consent of Parent. If the transactions contemplated by this Agreement are consummated, the Equityholders shall treat and hold as confidential any information concerning the Business and/or the affairs of the Company and each of the Company’s Subsidiaries that is not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the request of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control; provided that the Equityholders may disclose the Confidential Information to the extent necessary to complete federal, state or local personal income Tax Returns. This Agreement shall not be deemed to restrict the Parties or their respective Affiliates, employees, equityholders, advisors, agents and representatives from complying with a lawfully issued governmental order or other legal requirement, including by reason of filings with securities regulators, to produce or disclose any documents or information subject to this Section 9(e) (including as contemplated by Section 9(a)).

(f) Release. Effective upon the Closing, and except as set forth in the final sentence of this Section 9(f), each Equityholder hereby unconditionally and irrevocably waives, releases and forever discharges the Surviving Corporation and each of its Subsidiaries and their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates (the “Released Parties”) from any and all Liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and such Equityholder shall not seek to recover any amounts in connection therewith or thereunder from such Released Parties. Such released Liabilities shall include any right to recover against the Released Parties for any indemnification claims made against or paid by an Equityholder pursuant to Sections 8 or 9(c). Each Equityholder understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties, except as expressly set forth in this Section 9(f). Each Equityholder represents that it is not aware of any claim by it other than the claims that are waived, released and forever discharged by this Section 9(f). Notwithstanding anything herein to the contrary, nothing contained in this Section 9(f) shall operate to discharge, release or waive (i) the obligations, covenants and agreements of Parent or Merger Sub arising under this Agreement or any other agreement, document, instrument or certificate entered into or executed in connection herewith, (ii) any indemnification coverage or protections under the D&O Tail Policy or under the provisions of the Company’s Charter and Bylaws, or (iii) any earned but unpaid employment compensation or benefits owed to such Equityholder by the Company as of the date of this Agreement and the Closing in connection with services provided by such Equityholder to the Company as an employee.

(g) Further Assurances. As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense use commercially reasonable efforts to (i) cooperate with the other Party, (ii) perform any further act and (iii) execute and deliver such documents, instruments or certificates as may be reasonably requested by the other Parties to this Agreement in order to effectuate any transaction, act or agreement contemplated by this Agreement.

(h) Specific Performance. The Parties acknowledge that irreparable damage would occur in the event of a breach of this Agreement or any other agreement, document, instrument or certificate contemplated hereby, by any such Person, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, each of the Parties hereto agrees that the other Parties shall have the right, in addition to any other rights and remedies existing in such Party’s favor, to enforce such Party’s rights and each other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by a Party to enforce this Agreement or any other agreement, document, instrument or certificate contemplated hereby, each of the other Parties hereto hereby waives the defense that there is an adequate remedy at law.

(i) Equityholders’ Representative.

(i) Each Equityholder hereby authorizes, directs and appoints (and each other holder of Company Capital Stock pursuant to the terms of such Stockholder’s Transmittal Letter and the Joinder Agreement and each other Optionholder pursuant to the terms of such Optionholder’s Option Cancellation Agreement shall authorize direct and appoint) Actua USA Corporation to act as sole and exclusive agent, attorney-in-fact and representative of the Equityholders (the “Equityholders’ Representative”) and authorizes and directs the Equityholders’ Representative to (A) take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Equityholders and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Equityholders, (B) exercise such other rights, power and authority, as are authorized, delegated and granted to the Equityholders’ Representative pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, any Transmittal Letter or any Option Cancellation Agreement, and (C) exercise such rights, power and authority as are incidental to the foregoing. Notwithstanding the foregoing, the Equityholders’ Representative shall have no obligation to act on behalf of the Equityholders, except as provided herein, in the Escrow Agreement, in the Paying Agent Agreement and the documents contemplated hereby and thereby. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Equityholders’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Equityholder, and such Equityholder’s successors, as if such holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such holder’s capacity and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholders’ Representative taken in good faith under this Agreement or the Escrow Agreement are waived. The powers, immunities and rights to indemnification granted to the Equityholders’ Representative Group (as defined below) hereunder (x) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Equityholder and shall be binding on any successor thereto and (y) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(ii) Each Equityholder agrees that neither the Equityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Equityholders’ Representative Group”), shall be liable for any actions taken or omitted to be taken under or in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement or any Equityholders’ Representative engagement agreement, or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from the Equityholders’ Representative’s willful misconduct. Furthermore, each

Equityholder shall indemnify, defend and hold harmless, severally (and not jointly), pro rata based upon such Equityholder’s Pro Rata Share, from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable attorneys’ fees and expenses of other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, “Representative Expenses”) paid or incurred by the Equityholders’ Representative in connection with the performance of its obligations as Equityholders’ Representative, including in the defense of any indemnification claim brought against the Responsible Persons under Section 8. The payment of such expenses shall first be made by the Equityholders’ Representative out of the Reserve Account, second, from any distribution of the Indemnity Escrow Fund otherwise distributable to the Equityholders at the time of distribution, and thereafter the Equityholders’ Representative shall have the right to demand payment with respect to such expenses from each Equityholder severally (and not jointly), pro rata based upon each such Equityholder’s Pro Rata Share.

(iii) The Reserve Account shall be held by the Equityholders’ Representative as agent and for the benefit of the Equityholders in a segregated client account and shall be used (A) for the purposes of paying directly or reimbursing the Equityholders’ Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Equityholders’ Representative letter agreement, or (B) as otherwise determined by the Equityholders’ Representative Group. The Equityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Reserve Account other than as a result of its gross negligence or willful misconduct. The Equityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve Account, and has no tax reporting or income distribution obligations hereunder. The Equityholders’ Representative shall release all amounts remaining in the Reserve Account to the Paying Agent (for further distribution to the Stockholders) and the Company (for further distribution to the Optionholders) for further distribution to the Equityholders, in each case in accordance with the Distribution Waterfall, upon the later of the Release Date (as defined in the Escrow Agreement) or the resolution of all indemnification claims against the Responsible Persons still pending as of the Release Date.

(iv) The Parties agree that Parent and Merger Sub and, following the Closing, the Surviving Corporation, shall be entitled to rely on any action taken by the Equityholders’ Representative, on behalf of each of the Equityholders, pursuant to this Section 9(i) (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Equityholder as fully as if such Equityholder had taken such Authorized Action. The Equityholders agree to pay, based on their respective Pro Rata Shares, and to indemnify and hold harmless, based on their respective Pro Rata Shares, the Parent Group from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any Equityholder.

(v) The Equityholders’ Representative shall be entitled to: (A) rely upon the Distribution Waterfall, (B) rely upon any signature believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party. The Equityholders’ Representative may resign at any time following the Closing Date, and may be removed or replaced by the vote of the Equityholders who, immediately prior to the Effective Time, held at least a majority of the outstanding shares of Company Capital Stock, in each case upon five (5) days’ prior written notice to Parent. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Representative and the Closing and/or any termination of this Agreement, the Escrow Agreement and the Paying Agent Agreement.

(j) Termination of Certain Contracts. Each of the Equityholders hereby agrees that each contract, agreement, or arrangement (other than this Agreement) between the Company, on the one hand, and such Equityholder on the other hand identified on Schedule 9(j) shall be terminated effective as of and conditioned on the Closing and such Equityholder, as applicable, shall execute and deliver, or cause to be executed and delivered, any further documentation reasonably requested by Parent to give effect to or evidence the foregoing.

(k) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby shall be paid fifty percent (50%) by the Equityholders and fifty percent (50%) by Parent if and when due. Parent will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 9(k) and, if required by applicable law or to the extent reasonably requested, each Party shall cooperate in the preparation and filing and join in the execution of any such Tax Returns and other documentation.

Section 10. Miscellaneous.

(a) No Third Party Beneficiaries; No Recourse. Except for (i) the rights of the Equityholders to receive the applicable portion of the Merger Consideration, (ii) Section 4(g), which is for the benefit of the D&Os, and (iii) as otherwise expressly provided herein, the Agreement is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder.

(b) Entire Agreement. This Agreement (including the appendices, exhibits, schedules and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that Parent may (i) assign any of its rights and interests hereunder to any affiliate of Parent or any successor to Parent, the Company or the Business that agrees to or is otherwise responsible for Parent’s obligations hereunder (whether by express agreement, operation of law or otherwise), and (ii) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Parent to such lenders.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received when (i) delivered personally to the recipient, (ii) one (1) Business Day after it is faxed to the recipient (provided that it is followed by a hard copy), (iii) one (1) Business Day after it is delivered to the recipient through other electronic means (including by electronic mail) (provided that receipt is confirmed promptly thereafter), or (iv) one (1) Business Day after it is sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below; provided that with respect to notices delivered to the Equityholders’ Representative, such notices shall be delivered solely via fax or email:

If to the Company prior to the Closing:

GovDelivery Holdings, Inc.

408 St. Peter Street, Suite 600

St. Paul, MN 55102

Telephone: (651) 726-7303

Attention: Scott Burns (scott.burns@govdelivery.com)

If to the Equityholders’ Representative:

Actua USA Corporation

555 Lancaster Ave, Suite 640

Radnor, PA 19087

Telephone: (610) 727-6874

Attention: Suzanne L. Niemeyer (suzanne@actua.com)

each, with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103

Facsimile: (215) 981-4750

Attention: Solomon Hunter, Jr. (hunters@pepperlaw.com)

If to Parent or, following the Closing, the Company:

Wildebeest Intermediate, LLC

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: David A. Breach (dbreach@vistaequitypartners.com)

                 Patrick Severson (pseverson@vistaequitypartners.com)

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Facsimile: (415) 439-1500

Attention: David L. Dixon, P.C. (david.dixon@kirkland.com)

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address, facsimile number or electronic mail address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address, facsimile number or electronic mail address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Consent to Jurisdiction; Waiver of Jury Trial. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement (including the Disclosure Schedules delivered in connection herewith) are incorporated herein by reference and made a part hereof.

(k) Cumulative Remedies. Subject to the provisions of Section 8(b)(xii), all rights and remedies of any Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

(l) Construction.

(i) Each Party agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(ii) Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall be deemed to mean “and/or”. Any reference to any particular Code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Any reference herein to “delivered”, “provided” or “made available” to Parent means, with respect to any document or information, that the same has been made available to Parent with unrestricted access for a continuous period of at least one (1) Business Day prior to the date of this Agreement by means of the virtual data room located at Intralinks (https://services.intralinks.com) under the title “Project Monument”.

(iii) The disclosure schedules dated as of the date of this Agreement and delivered to Parent herewith (the “Disclosure Schedules”) are hereby incorporated by reference into the sections in which they are directly referenced; provided that the disclosures and responses set forth in a particular section of the Disclosure Schedule shall also qualify other Sections or Subsections of Section 5 solely to the extent that it is reasonably apparent on its face from the text of an exception or response that such exception or response is applicable to such other Section or Subsection. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality hereunder.

(m) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

(n) No Additional Representations. Parent acknowledges that (i) none of the Company, nor any other Person on behalf of the Company has made any representation or warranty, expressed or implied, as to the Company, or the accuracy or completeness of any information regarding the Company furnished or made available to Parent, the Merger Sub and their representatives, or any other matter related to the transactions contemplated herein, except as expressly set forth in this Agreement, (ii) Parent and the Merger Sub have not relied on any representation or warranty from the Company or any other Person on behalf of the Company in determining to enter into this Agreement, except as expressly set forth in this Agreement and (iii) none of the Company or any other Person acting on behalf of the Company shall have any liability to Parent or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company, except as expressly set forth in this Agreement; provided, however, that subject to the terms of Section 8, the foregoing clauses (i), (ii) and (iii) shall not apply to any claim for fraud or willful misconduct.

(o) Waiver of Conflicts; Privilege.

(i) Each of the parties hereto acknowledges and agrees that Pepper Hamilton LLP (“Pepper Hamilton”) has acted as counsel to the Company, the Equityholders’ Representative and each of the Equityholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Parent hereby agrees that Pepper Hamilton shall be deemed to be acceptable counsel pursuant to Section 8(b)(vi)(A) hereof.

(ii) Parent hereby consents and agrees to, and agrees to cause the Company to consent and agree to, Pepper Hamilton representing the Equityholders’ Representative and/or any of the Equityholders (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Parent and its Affiliates (including Parent and the Company), so long as doing so will neither enable nor cause Pepper Hamilton to breach its duty of confidentiality to the Company.

(iii) In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (A) Pepper Hamilton’s prior representation of the Company or (B) Pepper Hamilton’s representation of the Seller Parties prior to and after the Closing.

(iv) Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Pepper Hamilton, the Company, any of the Seller Parties, or any of their respective directors, officers employees or other representatives that directly relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Equityholders, shall be controlled by the Equityholders’ Representative on behalf of the Equityholders and shall not pass to or be claimed by Parent or the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Equityholders’ Representative and the Equityholders, shall be controlled by the Equityholders’ Representative on behalf of the Equityholders and shall not pass to or be claimed by Parent or the Company.

(v) Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Company on the one hand, and a third party other than the Equityholders’ Representative or any Equityholders, on the other hand, Parent or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent or the Company may waive such privilege without the prior written consent of the Equityholders’ Representative. In the event that Parent or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Parent (x) shall, to the extent legally permissible, reasonably promptly notify the Equityholders’ Representative in writing (including by making specific reference to this Section 10(o)), (y) agrees that the Equityholders’ Representative can seek a protective order and (z) agrees to use, at the Equityholders’ Representative’s sole cost and expense, commercially reasonable efforts to assist therewith.

(vi) To the extent that files or other materials maintained by Pepper Hamilton constitute property of its clients, only the Equityholders’ Representative and the Equityholders shall hold such property rights and Pepper Hamilton shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Pepper Hamilton, on the one hand, and the Company, on the other hand.

(vii) Parent agrees that it will not, and that it will cause the Company not to, (A) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Equityholders’ Representative or any Equityholders waive the attorney-client or other privilege, or by otherwise asserting that Parent or the Company has the right to waive the attorney-client or other privilege or (B) seek to obtain the Deal Communications from Pepper Hamilton. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, the Equityholders’ Representative and/or any Equityholders, or any of their respective directors, officers employees or other representatives takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by the Equityholders’ Representative or any Equityholders, or any of their respective directors, officers, employees or other representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Parent (each, a “Residual Communication”), Parent agrees that it will not, and that it will cause the Company and its respective directors, officers, employees or other representatives not to intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

(viii) In the event that Parent or the Company receives a subpoena or other discovery request pursuant to state or federal law that calls for the search for documents that may include Deal Communications, nothing herein shall preclude Parent or the Company from complying with its legal obligations to do so.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

WILDEBEEST INTERMEDIATE, LLC

By:	/s/ Patrick M. Severson
Name:	Patrick M. Severson
Title:	President

WILDEBEEST-2 MERGER SUB, INC.

By:	/s/ Patrick M. Severson
Name:	Patrick M. Severson
Title:	President

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

GOVDELIVERY HOLDINGS, INC.

By:	/s/ Scott Burns
Name:	Scott Burns
Title:	Chief Executive Officer

Equityholders’ Representative:

ACTUA USA CORPORATION, solely in its capacity as the Equityholders’ Representative

By:	/s/ Suzanne L. Niemeyer
Name:	Suzanne L. Niemeyer
Title:	General Counsel

Seller:

ACTUA HOLDINGS, INC., solely for purposes of Section 9(c)(viii)

By:	/s/ Suzanne L. Niemeyer
Name:	Suzanne L. Niemeyer
Title:	General Counsel

APPENDIX A

Certain Definitions

“336(e) Adjustment Cap” means an amount equal to Six Million One Hundred Thousand U.S. dollars ($6,100,000). For the avoidance of doubt, amounts described in Schedule 8(b)(xiv)(C) shall not apply against the 336(e) Adjustment Cap.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, any direct or indirect acquisition or purchase of all or a substantial portion of the assets of the Company, taken as a whole, or all or substantial part of the Company Capital Stock, other than the transactions contemplated by this Agreement.

“Actions” means any action, suits, claims, litigation (including arbitration proceedings), orders, charges, complaints, grievances, or any governmental investigations, audits or inquiries.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Tax law) of which the Company is or has been a member.

“Business” means the business of developing, providing, selling, licensing, or maintaining software and services including cloud-based marketing, email notification, text message notification, interactive text message notification, online community forum, learning content, and related data analytics solutions for Governmental Authorities, public sector organizations and school districts.

“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” a day other than a Saturday or Sunday or a day on which banks in the State of New York are authorized or required by law to close.

“Business Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company in the conduct of the Business.

Appendix A-1

“Cash and Cash Equivalents” means the consolidated cash and cash equivalents and marketable securities (other than Restricted Cash) of the Company, determined in accordance with GAAP, in each case, as of the Closing Measurement Time (which for the avoidance of doubt, shall (i) include checks, wires and drafts received by the Company but not yet cashed as of the Closing Measurement Time, (ii) be net of checks, wires and drafts issued by the Company but not yet cashed or deducted as of the Closing Measurement Time and (iii) include the aggregate amount of exercise price attributable to all In-the-Money Options and the aggregate Equity Loan Amount, but otherwise exclude the effects of the transactions contemplated by this Agreement to occur at the Closing).

“Closing Common Per Share Merger Consideration” means, with respect to each share of Common Stock (and as set forth in the Distribution Waterfall), (i) the quotient obtained by dividing (A) the difference obtained by subtracting (x) the aggregate Series AA Preference payable in respect of all shares of Series AA Preferred Stock in the Merger from (y) the Initial Merger Consideration by (B) the aggregate number of Fully-Diluted Shares held by all Equityholders, less (ii) the Equity Loan Amount, if any, underlying such share.

“Closing Indebtedness” means the Indebtedness of the Company as of the Closing.

“Closing Measurement Time” means 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date.

“Closing Option Per Share Merger Consideration” means, with respect to each In-the-Money Option (and as set forth in the Distribution Waterfall), (i) the amount of the Closing Common Per Share Merger Consideration payable with respect to each share of Common Stock underlying such In-the-Money-Option in the Merger, minus (ii) the exercise price applicable to such In-the-Money-Option.

“Closing Series AA Per Share Merger Consideration” means, with respect to each share of Series AA Preferred Stock (and as set forth in the Distribution Waterfall), (i) (A) the Series AA Preference payable in respect of such share of Series AA Preferred Stock in the Merger, plus (B) the quotient obtained by dividing (1) the difference obtained by subtracting (x) the aggregate Series AA Preference payable in respect of all shares of Series AA Preferred Stock in the Merger from (y) the Initial Merger Consideration by (2) the aggregate number of Fully-Diluted Shares held by all Equityholders, less (ii) the Equity Loan Amount, if any, underlying such share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Merger Consideration” means, with respect to each share of Common Stock, (i) the Closing Common Per Share Consideration payable in respect of such share of Common Stock in the Merger, plus (ii) the Pro Rata Share of the Escrow Amount, Reserve Account and Merger Consideration Adjustment Amount attributable to such share of Common Stock.

“Company Products” means all Software and other products made available by Company to its customers, and from which the Company has derived within the three (3) years preceding the date hereof or is currently deriving, revenue from the sale, license, subscription, support or provision thereof.

Appendix A-2

“Current Assets” means the sum of the Company’s accounts receivable, net of the allowance for doubtful accounts, unbilled receivables, prepaid expenses and all other current assets, determined in accordance with GAAP as of the Closing Measurement Time. For the avoidance of doubt, “Current Assets” does not include any Cash and Cash Equivalents, the portion of deferred rent classified as current asset, current employee loans, current or deferred income Tax assets or income Tax receivables.

“Current Liabilities” means the sum of the Company’s accounts payable and accrued expenses, vacation accruals, accrued compensation and payroll taxes payable, short-term deferred revenues and all other current liabilities, determined in accordance with GAAP as of the Closing Measurement Time. For avoidance of doubt, “Current Liabilities” does not include current or deferred income Tax liabilities, income Tax payables, accrued restructuring liabilities, accrued interest, capital lease obligations, severance liabilities, deferred rent and employee bonus liabilities or other Indebtedness (except as otherwise set forth in the foregoing sentence); provided, however, that any item included in “Current Liabilities” and actually reducing the Merger Consideration as a result thereof shall not be included in “Indebtedness” or “Transaction Expenses,” and any item included in “Indebtedness” or “Transaction Expenses” and actually reducing the Merger Consideration as a result thereof shall not be included in “Current Liabilities.”

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Business Systems or any Business Data: (i) the Company’s own rules, policies, and procedures; (ii) all laws; and (iii) contracts into which the Company has entered or by which they are otherwise bound.

“Data Treatment” means the access, collection, use, import, export, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Business Data, sensitive, or confidential information or data (whether in electronic or any other form or medium).

“Distribution Waterfall” shall mean a schedule, substantially in the form attached hereto as Exhibit M, prepared in good faith by the Company and delivered to Parent at least two (2) Business Days prior to the Closing, which schedule shall set forth, at a minimum, (i) a list containing the name of each Equityholder and the number of shares of Series AA Preferred Stock, Common Stock and/or In-the-Money Options held by such Equityholder, (ii) with respect to the shares of Series AA Preferred Stock, the Closing Series AA Per Share Merger Consideration and Pro Rata Share of the Escrow Amount, Reserve Account and Merger Consideration Adjustment Amount attributable to such shares, (iii) with respect to the shares of Common Stock, the Closing Common Per Share Merger Consideration and Pro Rata Share of the Escrow Amount, Reserve Account and Merger Consideration Adjustment Amount attributable to such shares and (iv) with respect to the In-the-Money Options, the exercise price, Closing Option Per Share Merger Consideration and Pro Rata Share of the Escrow Amount, Reserve Account and Merger Consideration Adjustment Amount attributable to such Options.

Appendix A-3

“Downward Closing Working Capital Adjustment” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital; provided that, if such amount is equal to or less than one hundred twenty five thousand U.S. dollars ($125,000), such amount shall be deemed to be zero U.S. dollars ($0.00).

“Employee Benefit Plan” of any Person means any “employee pension benefit plan” or “employee welfare benefit plan” (as such terms are defined in Sections 3(2) and 3(1) of ERISA, respectively), each employment or consulting agreement or offer letter, each bonus, incentive, deferred compensation, retention, change in control, pension, retirement, welfare, life assurance, illness benefit, post-employment welfare, profit-sharing, severance, stock purchase, stock option or equity incentive, warrant or other material benefit plan, policy, agreement, arrangement or program, whether or not subject to ERISA and whether or not funded.

“Environmental, Health and Safety Laws” means all laws and other requirements having the force or effect of law relating to or imposing Liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of any Governmental Authority having the force and effect of law issued or promulgated thereunder, and all related common law theories (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended).

“Equity Loan Amount” means the aggregate principal amount and accrued interest, as of the Closing, on those certain loans from the Company to certain holders of Company Capital Stock, as described on Schedule A. The Equity Loan Amount attributable to any share of Common Stock or Series AA Preferred Stock means the quotient obtained by dividing (x) the aggregate Equity Loan Amount owing from the applicable Stockholder to the Company by (y) the total number of shares of Common Stock or Series AA Preferred Stock securing such Equity Loan Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Amount” means an amount equal to the Indemnity Escrow Amount plus the Working Capital Escrow Amount.

“Excluded Shares” means (i) shares of Company Capital Stock held in the treasury of the Company and (ii) shares of Company Capital Stock held by Parent, Merger Sub or any other Affiliate of Parent.

“Fully-Diluted Shares” means (i) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Common Stock issuable upon the conversion of all of the shares of Series AA Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the total number of shares of Common Stock issuable upon the exercise of all of the In-the-Money-Options outstanding immediately prior to the Effective Time.

Appendix A-4

“GAAP” means generally accepted accounting principles in the United States, consistently applied in accordance with the past practices of the Company on a basis consistent with the latest audited Financial Statements, but only to the extent such past practices are in accordance with GAAP in the United States as promulgated by all relevant accounting authorities, as in effect as of the date hereof.

“Governmental Authority” means a federal, state or local or foreign government or quasi-governmental entity or other political subdivision thereof or any court, administrative or regulatory agency, department, board, bureau or commission or other governmental authority or agency, domestic or foreign, as well as any arbitrator or arbitral body or body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature.

“Government Contract” means any contract that is (i) between the Company or its Subsidiary and a Governmental Authority or (ii) is entered into by the Company or its Subsidiary as a subcontractor (at any tier) to provide supplies or services in connection with a contract between another Person and a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” means any Option that is vested as of the Effective Time (including as contemplated by Section 1(h)(ii)) and has an exercise price that is less than the Option Per Share Merger Consideration attributable to such Option.

“Indebtedness” means, with respect to any Person at any time, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, notes or other similar instruments (including any seller notes, deferred purchase price obligations, conditional sale obligations, earnout obligations or similar obligations, in each case, issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all obligations and liabilities of such Person under leases required under GAAP to be capitalized and NetApp’s Installment Payment Agreement, dated December 23, 2015; (v) all interest rate protection agreements of such Person (valued on a market quotation basis), if any; (vi) all obligations of such Person secured by a contractual lien; (vii) any off-balance sheet financing of a Person (but excluding operating leases); (viii) any Liability of a Person under any deferred compensation plans or arrangements; (ix) any accrued restructuring liability; (x) in connection with the deferred rent balance, an amount equal to six hundred seventy five thousand U.S. dollars ($675,000); (xi) any outstanding lease payments for unused leased real property (other than those subject to the indemnity set forth in Section 8(b)(i)(H)); (xii) any long term deferred revenue with respect to any customer arrangements; (xiii) accrued interest and prepayment premiums or penalties relating to any amount prepaid at or in connection with the

Appendix A-5

Closing related to any of the foregoing; (xiv) an amount representing all bonuses or other discretionary payments payable to employees and other service providers of the Company or any Subsidiary of the Company in respect of the pre-Closing portion of the fiscal year ending December 31, 2016 (which amount is estimated as of the date hereof to equal one million eight hundred seven thousand two hundred eight U.S. dollars ($1,807,208), and which amount shall be updated by the Company in good faith not later than two (2) Business Days prior to the Closing), and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts); and (xv) all guarantees of such Person in connection with any of the foregoing. For the avoidance of doubt, any item included in either “Current Liabilities” or “Transaction Expenses” shall not be included in “Indebtedness,” and any item included in “Indebtedness” shall not be included in “Current Liabilities” or “Transaction Expenses”, in each case, solely to the extent such item actually decreases the Merger Consideration.

“Indemnity Escrow Amount” means an amount equal to Eleven Million Four Hundred Seventy-Five Thousand U.S. dollars ($11,475,000).

“Initial Merger Consideration” means (i) One Hundred Fifty-Three Million U.S. dollars ($153,000,000), plus (ii) the Upward Closing Working Capital Adjustment (if applicable), minus (iii) the Downward Closing Working Capital Adjustment (if applicable), minus (iv) the Estimated Closing Indebtedness, minus (v) the Estimated Transaction Expenses, minus (vi) the Escrow Amount, minus (vii) the Reserve Amount, plus (viii) the Estimated Cash and Cash Equivalents.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, data and compilations of data, (v) internet domain names, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information, (vii) moral rights, and (viii) rights of publicity.

“Knowledge of the Company” means the actual knowledge of Scott Burns, Robert Ainsbury, Mike Coughlin, Howard Langsam and Steve Ressler, in each case, after reasonable inquiry.

“law” means any foreign, federal, state, or local law (including common law), rule, ruling, convention, act, constitution, treaty, fine, regulation, judgment, injunction, executive order, order, decree, award, judgment, injunction, administrative requirement, or other restriction of any Governmental Authority, as enacted, promulgated, implemented, or in effect on or prior to the Closing Date.

Appendix A-6

“Liability” means any obligation, deficiency or liability of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any security interest, pledge, lien or other similar encumbrance or arrangement in real or personal property.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, or effect (collectively, “Events”) that, individually or taken together with all other Events, has or would reasonably be anticipated to have in the future a material and adverse effect upon or change in (x) the Business, assets, liabilities or financial condition, results of operations, cash flows or properties of such Person (taken as a whole); or (y) the Person’s ability to consummate the transactions contemplated by this Agreement, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: any adverse event, circumstance or effect to the extent arising from (i) changes attributable to conditions affecting the industries in which such Person and its Subsidiaries participate generally, taken as a whole; (ii) changes in GAAP or other applicable accounting standards, in each case, announced or initially proposed or implemented on or after the date hereof; (iii) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority, in each case, announced or initially proposed or implemented on or after the date hereof, (iv) changes in general economic conditions or financial markets; (v) any natural disasters, acts of terrorism, military action or war; (vi) change resulting from compliance with the express terms of, or the taking of any actions expressly required by, this Agreement, solely to the extent arising from compliance with such terms of, or the taking of any actions expressly required by, this Agreement; (vii) the failure of such Person and its Subsidiaries to meet any financial forecast, projection, estimate, prediction or models (but the underlying cause for such failure to meet any financial forecast, projection, estimate, prediction or models may be taken into account in determining whether there has been a Material Adverse Effect); (viii) the loss of any individual Company executive or employee (including, without limitation, any such loss that would constitute a breach under Section 5(r)(i)); or (ix) the announcement or pendency of any of the transactions contemplated by this Agreement (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in or loss of customer, supplier, distributor, partner or similar relationships, or any loss of employees), in each case solely to the extent arising from the announcement or performance of, or compliance with, this Agreement or the transactions contemplated hereby; provided that, in the case of clauses (i), (ii), (iii), (iv) and (v), only to the extent such changes do not disproportionately and materially affect such Person, taken as a whole (and with respect to the Company, do not disproportionately and materially affect the Company as compared to other Persons or businesses that operate in the industry in which the Company operates).

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun

Appendix A-7

Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Option Per Share Merger Consideration” means, with respect to each In-the-Money Option, (i) the difference obtained by subtracting (x) the exercise price applicable to such In-the-Money Option from (y) the Closing Common Per Share Consideration payable in respect of each share of Common Stock underlying such In-the-Money Option in the Merger, plus (ii) the Pro Rata Share of the Escrow Amount, Reserve Account and Merger Consideration Adjustment Amount attributable to each share of Common Stock underlying such In-the-Money Option.

“Permitted Liens” means (i) Liens for Taxes not delinquent or Taxes being contested in good faith by any appropriate proceeding for which adequate reserves have been established in compliance with GAAP, (ii) statutory or contractual landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or being contested in good faith (iii) liens created in connection with capitalized lease obligations, (iv) recorded easements, covenants and other restrictions of record; provided that no such item described in this clause (iv) impairs in any material respect the current use or occupancy of the property subject thereto, (v) Liens with respect to any Repaid Indebtedness, only to the extent such Liens described in this clause (v) are released in connection with the Closing in accordance with Section 1(i)(i), and (vi) any and all Liens encumbering the underlying fee interest of the Leased Real Property.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pro Rata Share” means, with respect to each Equityholder, the relative percentage of (i) the Escrow Amount, Reserve Account and Merger Consideration Adjustment Amount payable to such Equityholder and (ii) such Equityholder’s indemnification obligation pursuant to Section 8, as applicable, in each case, which percentage is (A) calculated as (x) the aggregate number of Fully-Diluted Shares held by such Equityholder, divided by (y) the aggregate number of Fully-Diluted Shares held by all Equityholders and (B) set forth in the Distribution Waterfall, which percentage shall be subject to automatic adjustment among the Equityholders following the date hereof upon the delivery by the Optionholders of the Option Cancellation Agreements and the Stockholders of the Joinder Agreement, as the case may be. Notwithstanding the foregoing, solely for purposes of each Equityholder’s indemnification obligation pursuant to Section 8 other than through the Escrow Fund, aggregate “Pro Rata Share” shall include only those Equityholders that have executed a Joinder Agreement and/or delivered an Option Cancellation Agreement, as the case may be, as of the applicable date of determination; provided that upon the delivery by a Stockholder of a Joinder Agreement and/or by an Optionholder of an Option Cancellation Agreement following the date hereof, the aggregate Pro Rata Share for such purposes shall be deemed adjusted to include such Stockholder and Optionholder (it being understood that the Pro Rata Share of each Equityholder, when taken together with the Pro Rata Share of each of the other Equityholders as of the applicable date of determination, shall equal 100%).

Appendix A-8

“Reciprocal License” means a license of an item of Software (the “Reciprocally Licensed Software”) that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Reciprocally Licensed Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Reciprocally Licensed Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of such Reciprocally Licensed Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software; (iv) a requirement that any other Software be redistributable by other licensees of such Reciprocally Licensed Software; or (v) the grant by the licensee of any patent rights (other than patent rights in such item of Reciprocally Licensed Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Reciprocally Licensed Software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Representative Side Letter” means that certain side letter in the form attached hereto as Exhibit K between Parent and Representative, dated as of the Closing Date, pertaining to, among other things, the sharing and disclosure of certain financial information of the Company.

“Reserve Amount” means an amount equal to Five Hundred Thousand U.S. dollars ($500,000).

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or the imposition of Taxes on use or distribution by law, contract or otherwise, including (i) restrictions on dividends and repatriations or any other form of restriction (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to the Company, and (iii) thirty thousand one hundred eighteen U.S. dollars ($30,118) (which represents fifty thousand U.S. dollars ($50,000) of restricted cash associated with the Company’s D.C. facility lease, net of nineteen thousand eight hundred eighty two U.S. dollars ($19,882) of security deposit received in respect of the sublease of such facility).

“Series AA Per Share Merger Consideration” means, with respect to each share of Series AA Preferred Stock, (i) the Closing Series AA Per Share Consideration payable in respect of such share of Series AA Preferred Stock in the Merger, plus (ii) the Pro Rata Share of the Escrow Amount, Reserve Account and Merger Consideration Adjustment Amount attributable to such share of Series AA Preferred Stock.

“Series AA Preference” means, with respect to each share of Series AA Preferred Stock, the amount of the Series AA Liquidation Preference (as defined in the Charter) payable in respect of such share of Series AA Preferred in the Merger pursuant to the Charter.

Appendix A-9

“Significant Equityholders” means Actua Holdings, Inc. and any of its Affiliates.

“Software” means all computer software (in object code or source code format) and related documentation and materials.

“Stockholder Agreements” means (i) that certain Second Amended and Restated Stockholder Rights Agreement, dated as of April 28, 2015, by and among the Company and the Stockholders party thereto, (ii) that certain Stockholder Agreement, dated as of December 5, 2014, by and among the Company and the Stockholders party thereto, (iii) those certain Employee Stock Rights Agreements, each dated as of July 13, 2015, by and between the Company and Michelle Lee, Alexander Yule and Serena Wales, respectively, (iv) that certain Transfer Rights Agreement, dated as of December 31, 2009, by and among the Company and the Stockholders party thereto, and (v) that certain Stockholder Voting Agreement, dated as of December 31, 2009, by and among the Company and the Stockholders party thereto.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means an amount equal to negative nine million three hundred sixty two thousand eight hundred eighteen and 91/100 U.S. dollars (-$9,362,818.91).

“Tax” means any U.S. or non-U.S. federal, state, provincial or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Tax Deductions” means the sum of all items of losses, deductions or credits attributable to (i) any and all payments in respect of Options and/or Non-Participating Options at the Closing as contemplated by this Agreement (including the Company and its Subsidiaries’ portion of any employment Taxes), plus (ii) any and all deductions of the Surviving Corporation or the Company and their respective Subsidiaries resulting from the exercise or other settlement of any Options and/or Non-Participating Options in connection with the transactions contemplated by this Agreement, including the Company and its Subsidiaries’

Appendix A-10

portion of any employment Taxes, plus (iii) any and all payments in respect of Company Capital Stock as contemplated by this Agreement that results in a deduction to the Company pursuant to Section 421(b) of the Code (including the Company portion of any employment Taxes), plus (iv) any and all bonuses paid in connection with the transactions contemplated by this Agreement, plus (v) vesting in respect of restricted stock of the Company arising out of transactions contemplated by this Agreement, plus (vi) any and all deductible amounts incurred in connection with the retirement of Indebtedness as contemplated by this Agreement, plus (vii) any and all payments of Transaction Expenses as contemplated by this Agreement.

“Transaction Expenses” means, without duplication, the aggregate amount of all fees and expenses, incurred by or on behalf of the Company, the Company’s Subsidiaries, the Equityholders, the Equityholders’ Representative or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or relating to bonuses, wages and severance and any other outstanding liabilities to the independent contractors and employees of the Company or its Subsidiaries, in each case, as a result of or in connection with the transactions contemplated hereby and that have not been paid as of the Closing, including (i) any fees or expenses of the Company and its Subsidiaries associated with obtaining the necessary waivers, consents or approvals of any Persons on behalf of the Company and its Subsidiaries, (ii) any fees or expenses of the Company and its Subsidiaries associated with obtaining the release and termination of any Liens (other than Permitted Liens), (iii) all brokers’ or finders’ fees of the Company and its Subsidiaries, (iv) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (v) all sale, change-of-control, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and other service providers of the Company and its Subsidiaries paid or payable as a result of or in connection with the transactions contemplated hereby (and including any severance obligations set forth on Schedule B that are actually incurred and payable as a result of the transactions contemplated hereby) and any Taxes payable in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts), (vi) any and all Non-Participating Payments made pursuant to Section 1(h) and (vii) any expenses borne or to be borne by the Company and its Subsidiaries as a result of or in connection with the transactions contemplated hereby (including the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection with the exercise of, or payments made in respect of, any Options, Non-Participating Options or similar arrangements). For the avoidance of doubt, any item included in either “Current Liabilities” or “Indebtedness” shall not be included in “Transaction Expenses,” and any item included in “Transaction Expenses” shall not be included in “Current Liabilities” or “Indebtedness”, in each case, solely to the extent such item actually decreases the Merger Consideration.

“Upward Closing Working Capital Adjustment” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital; provided that, if such amount is equal to or less than one hundred twenty five thousand U.S. dollars ($125,000), such amount shall be deemed to be zero U.S. dollars ($0.00).

“WARN Act” means The Worker Adjustment and Retraining Notification Act as well as any similar applicable foreign, state, or local law.

Appendix A-11

“Working Capital” means Current Assets minus Current Liabilities, in each case, as of the Closing Measurement Time.

“Working Capital Escrow Amount” means an amount equal to seven hundred fifty thousand U.S. dollars ($750,000).

Appendix A-12